                                                                  EXHIBIT (a)(3)


                              INVESTMENT AGREEMENT

         THIS INVESTMENT AGREEMENT (this "AGREEMENT") is made as of November 1, 1999 by and between (i) PHYSICIANS' SPECIALTY CORP., a Delaware corporation (the "COMPANY") and (ii) ALLIED CAPITAL CORPORATION ("Allied"), a Maryland corporation ("ALLIED").


                                    RECITALS:

         A. The Company has requested that Allied invest the aggregate sum of approximately Sixteen Million and no/100 Dollars ($16,000,000.00) in the Company, in exchange for (i) certain subordinated debentures of the Company in the aggregate principal amount of $15,000,000.00, (ii) Warrants to purchase shares of common stock of the Company, and (iii) $850,000.00 in redeemable preferred stock and $149,998.00 in convertible preferred stock of the Company. Allied is willing to make such investment (the "ALLIED INVESTMENT") in the company on the terms and conditions set forth herein.

         B. The parties desire to set forth herein their understandings and agreements pertaining to this transaction.

         NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Allied and its successors and permitted assigns with respect to this Agreement and the Debenture (as these terms are hereinafter defined) (individually, a "HOLDER" and collectively, the "HOLDERS" if there is more than one Holder) and the Company hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         SECTION 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

         "Acquisition" shall mean any transaction or series of related transactions, consummated on or after the date hereof, by which the Company directly, or indirectly through one or more Subsidiaries, (i) acquires any going business, or all or substantially all of the assets, of any Person, whether through purchase of assets, merger or otherwise, or (ii) acquires securities or other ownership interests of any Person having at least a majority of (or fifty percent (50%), combined with direct or indirect management control of) the combined voting power of the then outstanding securities or other ownership interests of such Person. Acquisitions of less than a majority of (or fifty percent (50%), combined with direct or indirect management control of) the combined voting power of the then outstanding securities or other ownership interests of a Person shall constitute a Minority Investment and not an Acquisition.


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         "Act of Bankruptcy," when used in reference to any Person, means the occurrence of any of the following with respect to such Person: (i) such Person shall have made an assignment for the benefit of his or its creditors; (ii) such Person shall have admitted in writing his or its inability to pay his or its debts as they become due; (iii) such Person shall have filed a voluntary petition in bankruptcy; (iv) such Person shall have been adjudicated a bankrupt or insolvent; (v) such Person shall have filed any petition or answer seeking for himself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Applicable Law pertinent to such circumstances; (vi) such Person shall have filed or shall file any answer admitting or not contesting the material allegations of a bankruptcy, insolvency or similar petition filed against such Person; (vii) such Person shall have sought or consented to, or acquiesced in, the appointment of any trustee, receiver, or liquidator of such Person or of all or substantially all of the properties of such Person; (viii) 60 days shall have elapsed after the commencement of an action against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Applicable Law without such action having been dismissed or without all orders or proceedings thereunder affecting the operations or the business of such Person having been stayed, or if a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (ix) 60 days shall have expired after the appointment, without the consent or acquiescence of such Person of any trustee, receiver or liquidator of such Person or of all or any substantial part of the assets and properties of such Person without such appointment having been vacated.

         "Act of Dissolution," when used in reference to any Person (other than an individual), shall mean the occurrence of any action initiating, or any event that results in, the dissolution, liquidation, winding-up or termination of such Person.

         "Affiliate" shall mean, as to any Person, each other Person that directly, or indirectly through one or more intermediaries, owns or controls, is controlled by or under common control with, such Person. For purposes of this definition, with respect to any Person "control" shall mean (i) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (ii) the beneficial ownership of securities or other ownership interests of such Person having 15% or more of the combined voting power of the then outstanding securities or other ownership interests of such Person ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors or other governing body of such Person.

         "Allied Investment"  See Recital A.

         "Annualized Consolidated EBITDA" shall mean, as of the last day of any fiscal quarter, Consolidated EBITDA for the fiscal quarter ending on such date, multiplied by four (4).

         "Annualized Consolidated Interest Expense" shall mean, as of the last day of any fiscal quarter, Consolidated Interest Expense for the fiscal quarter ending on such date, multiplied by four (4).


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         "Applicable Law(s)," when used in the singular, shall mean any applicable federal, state or local law, ordinance, order, regulation, rule or requirement of any governmental or quasi-governmental agency, instrumentality, board, commission, bureau or other authority having jurisdiction, and, when used in the plural, shall mean all such applicable federal, state and local laws, ordinances, orders, regulations, rules and requirements.

         "Assigned Life Insurance Policies" means collectively (i) the policy of life insurance issued by Zurich Kemper Life on the life of Ramie A. Tritt in the policy amount of Two Million Dollars ($2,000,000) and (ii) the policy of life insurance issued by The Equitable Life Assurance Society of the United States on the life of Gerald R. Benjamin in the policy amount of Two Million Dollars ($2,000,000).

         "Assignment of Life Insurance Policies" means the Assignment of Life Insurance Policy as Collateral from the Company (and any other policyholder or beneficiary) to the Holders, in form and substance satisfactory to Allied, assigning to the Holders all of the Company's (and any such other policyholder's or beneficiary's) right, title and interest in the Assigned Life Insurance Policies to secure the Indebtedness evidenced by the Debenture.

         "Audited Financials" See Section 4.5.

         "Business Day" means any day other than a Saturday, Sunday or day on which banks in Washington, D.C. are authorized or required by law to close.

         "Capital Stock" shall mean (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

         "Cash Equivalents" shall mean (i) securities issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within 90 days from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 90 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor's Ratings Services or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc., (iii) time deposits and certificates of deposit maturing within 90 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof that has combined capital and surplus of at least $500,000,000 and that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor's Ratings Services or at least A2 or the equivalent thereof by Moody's Investors Service, Inc., (iv) repurchase obligations with a term not exceeding seven (7) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and


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(v) money market funds at least 95% of the assets of which are continuously invested in securities of the type described in clause (i) above.

         "Change of Control" means the issuance by the Company or Transfer or series of Transfers of the Capital Stock of the Company or any securities convertible into or exchangeable for Capital Stock of the Company, which results in one or more Persons other than the stockholders of the Company that are existing as of the date hereof either (A) owning in excess of 50% of the outstanding Capital Stock of the Company or (B) being able to elect a majority of the board of directors of the Company. For the purposes of this definition, Transfers by Ramie A. Tritt to a trust established for estate planning purposes and controlled by Ramie A. Tritt, Transfers to Subsidiaries of the transferring shareholder, and Transfers to affiliates Controlling, Controlled by or under common Control with the transferring shareholder shall not trigger a Change of Control, and each such transferee shall be deemed a "stockholder of the Company existing as of the date hereof."

         "Charges" See Section 8.9.

         "Closing"  See Section 2.1.

         "Closing Date" means the date of the Allied Investment hereunder.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Company's Business" means the business of the Company as described in
Section 6.8.

         "Consolidated EBITDA" shall mean, for any period, without duplication, the aggregate of (i) Consolidated Net Income for such period, plus (ii) the sum of Consolidated Interest Expense, federal, state, local and other income taxes, depreciation, amortization of intangible assets, PIK Dividends, compensation charges related to the non-cash exercise of stock options to the extent not capitalized, and PIK Interest, all to the extent taken into account in the calculation of Consolidated Net Income for such period and all calculated on a consolidated basis in accordance with GAAP, minus (iii) the sum of extraordinary or nonrecurring gains (including in connection with the sale or write-up of assets), all to the extent taken into account in the calculation of Consolidated Net Income for such period and calculated on a consolidated basis in accordance with GAAP, plus (iv) the sum of reasonable extraordinary or nonrecurring losses, taken into account in the calculation of Consolidated Net Income for such period and calculated on a consolidated basis in accordance with GAAP. Consolidated EBITDA shall be deemed to include, without duplication, historical Consolidated EBITDA of any business acquired and operated by the Company or any Material Subsidiary after the commencement of the relevant measurement period, as if such business had been acquired by the Company or such Material Subsidiary as of the first day of such measurement period; provided that such Consolidated EBITDA is supported by financial statements, tax returns or other financial data in reasonable detail. Calculations of Consolidated EBITDA shall exclude the results of operations of any entity disposed of by the Company or any Material Subsidiary at any time after the first day of the relevant measurement period.


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         "Consolidated Interest Expense" shall mean, for any period, the sum
(without duplication) of (i) total cash interest expense of the Company and its Material Subsidiaries for such period in respect of Consolidated Total Indebtedness (including, without limitation, all such interest expense accrued or capitalized during such period, whether or not actually paid during such period, but excluding PIK Interest), determined on a consolidated basis and calculated in accordance with GAAP, (ii) all net amounts payable under or in respect of Hedge Agreements, to the extent paid or accrued by the Company and its Material Subsidiaries during such period, and (iii) all commitment fees and other ongoing fees in respect of Consolidated Total Indebtedness (including the commitment fee provided for under Section 2.9(b) of the Senior Credit Agreement and the fees provided for under the Fee Letter [as defined in the Senior Credit Agreement] other than the underwriting and arrangement fee set forth in clause
(1) of the second paragraph of the Fee Letter) paid, accrued or capitalized by the Company and its Material Subsidiaries during such period.

         "Consolidated Net Income" shall mean, for any period, the net income (or loss) of the Company and its Material Subsidiaries for such period, determined on a consolidated basis and calculated in accordance with GAAP. Consolidated Net Income shall exclude any net income (or loss) attributable to Non-Wholly Owned Subsidiaries to the extent (a) such net income (or loss) is attributable to the proportionate share of the Capital Stock in such entities owned by Persons other than the Company or a Wholly Owned Subsidiary, or (b) such net income has not been distributed to the Company or a Wholly Owned Subsidiary of the Company; provided that actual transaction expenses in connection with the Transactions of up to $5,500,000 shall be added back to Consolidated Net Income to the extent actually expensed and not capitalized.

         "Consolidated Senior Indebtedness" shall mean, at any date, Consolidated Total Indebtedness as of such date less Subordinated Indebtedness of the Company and its Material Subsidiaries as of such date, determined on a consolidated basis.

         "Consolidated Total Indebtedness" shall mean, at any date, all Indebtedness of the Company and its Material Subsidiaries as of such date, determined on a consolidated basis.

         "Contingent Obligation" shall mean, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Company and its Subsidiaries, the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business.


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         "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative thereto.

         "Debenture" means, the Senior Subordinated Debenture dated the date of this Agreement in the aggregate principal amount of $15,000,000 from the Company made payable to Allied, which evidences the Company's repayment obligation for the investment by Allied in the Company.

         "Default" means any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

         "Disqualified Capital Stock" shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or
(iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Capital Stock referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the first anniversary of the Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock; provided, further, that the shares of convertible participating preferred stock and redeemable preferred stock issued to TA Associates, the other shareholders of the Company and the Holders in connection with the Transactions shall not constitute Disqualified Capital Stock as long as the terms and conditions of such shares remain unchanged as such terms and conditions exist on the Closing Date.

         "Dollars" or "$" means lawful money of the United States of America.

         "EBITDA" shall mean, for any Person during any period, the aggregate of
(i) net income (or loss) of such Person for such period, plus (ii) the sum of interest expense, federal, state, local and other income taxes, depreciation, amortization of intangible assets of such Person, all to the extent taken into account in the calculation of such Person's net income for such period and all calculated on a consolidated basis in accordance with GAAP, minus (iii) the sum of extraordinary or nonrecurring gains (including in connection with the sale or write-up of assets), all to the extent taken into account in the calculation of such Person's net income for such period and calculated on a consolidated basis in accordance with GAAP, plus (iv) the sum of reasonable extraordinary or nonrecurring losses, taken into account in the calculation of Consolidated Net Income for such period and calculated on a consolidated basis in accordance with GAAP.

         "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary


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course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law (collectively, "Claims"), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment.

         "Environmental Laws" shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, and orders of courts or Governmental Authorities, relating primarily to the protection of human health or occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

         "ERISA Affiliate" shall mean any Person (including any trade or business, whether or not incorporated) that would be deemed to be under "common control" with, or a member of the same "controlled group" as, the Company or any Subsidiary, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.

         "ERISA Event" shall mean any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event with respect to a Plan or a Multiemployer Plan, (ii) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan that results in liability under
Section 4201 or 4204 of ERISA, or the receipt by the Company or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Company or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Company or any ERISA Affiliate to enforce
Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon the Company or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Company or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Company or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary of any


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Plan for which the Company or any of its ERISA Affiliates may be directly or indirectly liable or (ix) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Internal Revenue Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Company or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.

         "Events of Default" has the meaning assigned to such term in Article
VII.

         "Financial Covenants"  See Section 5.11.

         "Fair Market Value" shall mean, with respect to any Capital Stock of the Company given in connection with an Acquisition or Minority Investment, the value given to such Capital Stock for purposes of such Acquisition or Minority Investment by the parties thereto, as determined in good faith pursuant to the relevant acquisition agreement or otherwise in connection with such Acquisition or Minority Investment.

         "Financial Officer" shall mean, with respect to the Company, the chief financial officer, vice president - finance, principal accounting officer or treasurer of the Company.

         "Financials" means, collectively, the Audited Financials and the Interim Financials, as defined in Section 4.5.

         "GAAP" means generally accepted accounting principles applied on a consistent basis.

         "Governmental Authority(ies)" means any Federal, state, local, quasi-governmental instrumentality or foreign court, or governmental agency, authority, instrumentality, agency, bureau, commission, department or regulatory body.

         "Hazardous Substances" shall mean any substances or materials (i) that are or become defined or regulated as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (ii) that are defined or regulated by any Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, or (iii) that contain greater than 1% asbestos, in excess of 50 parts per million polychlorinated biphenyls, urea formaldehyde foam insulation or petroleum hydrocarbons.

         "HCFA" shall mean the United States Health Care Financing Administration and any successor agency.

         "Hedge Agreement" shall mean any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

         "Indebtedness" shall mean, with respect to any Person (without duplication), (i) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all reimbursement obligations of such Person with respect to surety


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bonds, letters of credit and bankers' acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (iv) all obligations of such Person to pay the deferred purchase price of property or services (including earnouts, seller notes and other contingent obligations, to the extent required to be recorded on the Company's balance sheet in accordance with GAAP), (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital leases, to the extent such obligations are required to be so recorded, (vii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (viii) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date,
(ix) all Contingent Obligations of such Person, to the extent required to be recorded on the Company's balance sheet in accordance with GAAP, and (x) all indebtedness referred to in clauses (i) through (ix) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person, to the extent required to be recorded on the Company's balance sheet in accordance with GAAP.

         "Indemnitee" See Section 8.5.

         "Intellectual Property" shall mean (i) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all copyrightable works and all copyrights (registered and unregistered); (iv) all trade secrets and confidential information (including, without limitation, financial, business and marketing plans and customer and supplier lists and related information); (v) all computer software and software systems (including, without limitation, data, databases and related documentation); (vi) all Internet web sites and domain names; (vii) all other proprietary rights, and (viii) all licenses or other agreements to or from third parties regarding the foregoing.

         "Interest Coverage Ratio" shall mean, as of the last day of any fiscal quarter, the ratio of (i) Annualized Consolidated EBITDA to (ii) Annualized Consolidated Interest Expense.

         "Interim Financials" See Section 4.5.


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         "Investment Documents" means, collectively, this Agreement, the
Debenture, the Subsidiary Guaranty, the Assignment of Life Insurance Policies, the Warrants, the Shareholder Agreement (Allied), and all other instruments and documents executed and delivered in connection with the Allied Investment.

         "Investments" means, collectively, (a) the purchase, ownership, investment in or other acquisition of any Capital Stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person; or (b) the making or permitting to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person; or (c) the purchase or other acquisition (whether in one or a series of related transactions) of any portion of the assets, business or properties of another Person (including pursuant to an Acquisition); or (d) the creation or acquisition of any Material Subsidiary; or (e) entry into any partnership or joint venture.

         "IPO" means an initial public offering and sale of equity securities by the Company which are registered under the Securities Act of 1933, as amended.

         "Licenses" shall mean, collectively, all rights, licenses, permits and authorizations now or hereafter issued by any Governmental Authority reasonably necessary in connection with the operation or conduct of the Company's Business.

         "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

         "Limitation" shall mean a revocation, suspension, termination, impairment, probation, limitation, non-renewal, forfeiture, declaration of ineligibility, loss of status as a participating provider in a Third Party Payor Arrangement, and the loss of any other material rights.

         "Managed Practice" shall mean any professional association, professional corporation, partnership or similar Person that provides ear, nose, throat, head, neck or related services (including, without limitation, services in the fields of allergy, audiology, oral surgery, pulmonology, plastic surgery or sleep medicine) which has entered into a Service Agreement with the Company or any of its Subsidiaries.

         "Material Adverse Change" means a material adverse change in the condition (financial or otherwise), operations, properties, or business of the Company and its Subsidiaries, taken as a whole.

         "Material Adverse Effect" means (a) a materially adverse effect on the business, operations, or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole, (b) material impairment of the ability of the Company and its Subsidiaries, taken as a whole, to perform any of their obligations under any Investment Document or (c) material adverse effect upon the legality, validity or enforceability of this Agreement or any of the other Investment Documents or the rights and remedies of the Holders hereunder and thereunder.

         "Material Contract" shall mean any contract or other arrangement (other than any Investment Document), whether written or oral, to which the Company or any other Subsidiary is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would reasonably likely be expected to have a Material Adverse Effect.

         "Material Subsidiary" means, as of the date of any determination thereof, any Subsidiary that (a) directly or indirectly owns any Capital Stock of any other Material Subsidiary or (b) either (i) has total assets greater than or equal to 3.0% of total assets (based on book value or fair market value) of the Company and its Subsidiaries, determined on a consolidated basis and calculated as of the fiscal quarter most recently ended or (ii) has EBITDA for any fiscal quarter greater than or equal to 3.0% of the Consolidated EBITDA of the Company and its Subsidiaries, determined on a consolidated basis and calculated as of the fiscal quarter most recently ended. In any event, the term "Material Subsidiaries" shall mean all Subsidiaries of the Company, that together with the Company have assets equal to not less than 97% of the total assets (calculated as described above) and EBITDA of not less than 97% of Consolidated EBITDA (calculated as described above) and if more than one combination of Subsidiaries satisfies such threshold, then those Subsidiaries so determined to be "Material Subsidiaries" shall be specified by the Company; provided that once a Subsidiary is deemed a Material Subsidiary, it shall remain a Material Subsidiary hereunder.

         "Maturity Date" means November 1, 2006.

         "Maximum Rate" See Section 8.9.

         "Medicaid Certification" shall mean, with respect to any facility, certification by HCFA or another Governmental Authority, or any Person under contract with HCFA, that such facility is in compliance with all conditions of participation set forth in the Medicaid Regulations, except where the failure to so comply would not have a Material Adverse Effect.

         "Medicaid Provider Agreement" shall mean an agreement entered into between any Person administering the Medicaid program and a facility under which the facility agrees to provide services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

         "Medicaid Regulations" shall mean, collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act, 42 USC ss. 1395 et seq., or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act, and any statutes succeeding thereto;
(ii) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities affecting any Managed Practice having the force of law promulgated pursuant to or in connection with the statutes described in clause (i) above; (iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all rules, regulations and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause
(iii) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (iii) above, in each case as may be amended, supplemented or otherwise modified from time to time.

         "Medicare Certification" shall mean, with respect to any facility, certification by HCFA or any other Governmental Authority, or any Person under contract with HCFA, that such facility is in compliance with all the conditions of participation set forth in the Medicare Regulations, except where the failure to so comply would not have a Material Adverse Effect.

         "Medicare Provider Agreement" shall mean an agreement entered into between any Person administering the Medicare program and a facility under which the facility agrees to provide services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

         "Medicare Regulations" shall mean, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act, 42 USC ss. 1395 et seq., or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including without limitation, Health and Human Services ("HHS"), HCFA, the Office of the Inspector General for HHS, or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, in each case as may be amended, supplemented or otherwise modified from time to time.

         "Merger" shall have the meaning given to such term in the Merger Agreement, as in effect as of the Closing Date.

         "Merger Agreement" means the Agreement and Plan of Merger, dated as of June 14, 1999, by and among Merger Sub, the Company, and certain guarantors party thereto, including all schedules and exhibits thereto and other related documentation.

         "Merger Sub" shall mean TA Mergerco, Inc., a Delaware corporation, and its successors.

         "Merger Transaction Documents" means, collectively, the Merger Agreement, the Voting Agreement, the Roll-Over Agreement, the Stock Purchase Agreement, and the other documents executed pursuant to the Merger Agreement to effect the transactions described therein.

         "Minority Investment" shall mean an Investment by the Company or a Subsidiary of the Company in an unrelated Person where the Company and its Subsidiaries own less than fifty percent (50%) (or fifty percent (50%) without direct or indirect management control) of the combined voting power of the Capital Stock of such Person on a fully diluted basis.

         "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

         "New Lending Office"  See Section 2.12.

         "Net Cash Proceeds" shall mean, in the case of any IPO, the aggregate cash payments received by the Company and its Material Subsidiaries less actual and reasonable fees and expenses (including underwriting discounts and commissions) incurred by the Company and its Subsidiaries in connection therewith.

         "Non-Wholly Owned Subsidiary" shall mean any Subsidiary of which less than one-hundred percent (100%) of the outstanding Capital Stock is, directly or indirectly, owned by the Company or its Wholly Owned Subsidiaries.

         "Non-U.S. Lender"  See Section 2.12.

         "Obligations" means all indebtedness, advances pursuant to this Agreement, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Company and the Subsidiary Guarantors to the Holders, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, debenture, agreement or other instrument, arising under this Agreement, the Debenture, or the Subsidiary Guaranty. The term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Company or any Subsidiary Guarantor, whether or not allowed in such proceeding), prepayment premiums, fees, charges, expenses, attorneys' fees, and any other sum chargeable to the Company or Subsidiary Guarantors under this Agreement, the Debenture, or the Subsidiary Guaranty.

         "Other Taxes"  See Section 2.12.

         "Permitted Acquisition" shall mean (a) any Acquisition with respect to which all of the following conditions are satisfied: (i) each business acquired or investment made shall be within the scope of business described in Section 6.8; (ii) no Default or Event of Default has occurred or is continuing hereunder; (iii) the Company provides pro forma financial statements to the Holders showing the 12-month period ended with the month preceding the month in which the Acquisition is to be closed and assuming the Acquisition was closed on the first day of such 12-month period; (iv) such pro forma financial statements demonstrate that, giving effect to the proposed Acquisition and the incurrence of all indebtedness related thereto, the Company would have been in compliance with the Financial Covenants as of the end of the 12-month period depicted in such pro forma financial statements; (v) on a cumulative basis, no more than 75% of the aggregate Purchase Amount for all Acquisitions completed during a rolling 12-month period is made in cash; and (vi) the consummation of such Acquisition will not cause a Default or an Event of Default hereunder.

         "Permitted Joint Venture" shall mean (a) each of the Non-Wholly Owned Subsidiaries identified on Schedule 4.12 and (b) a Non-Wholly Owned Subsidiary identified as a Permitted Joint Venture by the Company to the Holders at the time of the Acquisition or creation thereof: (i) of which at least fifty percent (50%) of the Capital Stock is owned by the Company and/or a Subsidiary Guarantor, (ii) over which the Company or a Subsidiary Guarantor has direct or indirect management control, either as general partner, managing partner, by contract or as holder of the controlling interest and over which the Company and/or its Wholly Owned Subsidiaries has control over major decisions, including without limitation, the decision to sell substantially all of the assets of such joint venture or to merge such joint venture with another entity, (iii) the activity of which is within the scope of business described in Section 6.8, (iv) which is subject to no provision in its organizational documents or any contract to which it is a party (A) that restricts the payment of dividends and distributions from such entity to the Company or any Subsidiary thereof that owns the Capital Stock of such Permitted Joint Venture, (B) that restricts the pledge of such Capital Stock held by the Company and/or its Wholly Owned Subsidiaries to the Senior Lender Agent for the benefit of the Senior Lenders or
(C) that restricts the exercise of remedies by the Senior Lender Agent with respect to such Capital Stock under the Senior Loan Documents, (v) which does not own any Capital Stock of any other Subsidiary, (vi) for which any Capital Stock of such Permitted Joint Venture acquired from the Company or any Subsidiary by Persons other than the Company or a Wholly Owned Subsidiary of the Company are acquired for Fair Market Value (reasonable evidence of which shall be provided to the Holders upon their request), and (vii) with respect to which, after giving effect to the designation of a Subsidiary as a Permitted Joint Venture, no Default or Event of Default would exist.

         "Permitted Junior Debt" means (a) existing seller notes of the Company or any of its Subsidiaries listed on Schedule 4.7 and (b) future seller notes that are executed in connection with a Permitted Acquisition and that are fully subordinated to the Obligations pursuant to one or more subordination agreements between the Holders and each holder of such seller notes.

         "Permitted Lien" is defined in Section 6.3.

         "Permitted Minority Investment" shall mean (a) each of the Minority Investments set forth on Schedule 4.12, (b) any Minority Investment with respect to which all of the following conditions are satisfied: (i) the Minority Investment shall be within the scope of business described in Section 6.8, (ii) any Capital Stock given as consideration in connection therewith shall be Capital Stock of the Company, (iii) the investors shall be the Company, a Wholly Owned Subsidiary or a Permitted Joint Venture, (iv) the amount of any Physician Minority Investment Loan issued in connection with such Minority Investment shall not constitute more than forty percent (40%) of the Purchase Amount for such Minority Investment; and (v) all of the conditions and requirements of
Section 5.15 applicable to such Minority Investment are satisfied; or (c) any other Minority Investment to which the Holders shall have given their prior written consent (which consent shall not be unreasonably withheld and may be given subject to such additional terms and conditions as the Holders shall reasonably establish) and with respect to which all of the conditions and requirements set forth in this definition and in Section 5.15 and in or pursuant to any such consent have been satisfied or waived in writing by the Holders; provided that the Purchase Amount of a Minority Investment approved pursuant to this clause (c) shall count toward the $25,000,000 basket set forth in Section 5.15(a)(iii) unless the exclusion of such Purchase Amount from such basket is expressly consented to by the Holders.

         "Permitted Senior Debt"  See Section 6.2(a).

         "Person" means any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

         "Physician Minority Investment Loan" shall mean a loan to a physician or a physician-controlled entity in connection with a Minority Investment, which loan (a) is used by such physician to acquire Capital Stock in the Target of such Minority Investment, (b) is secured by Capital Stock owned by such physician or physician-controlled entity in a Permitted Joint Venture and (c) is evidenced by a promissory note.

         "PIK Dividends" shall mean dividends paid in kind (but not in cash) by the Company pursuant to its redeemable preferred stock or any like instrument or security issued by the Company in the future.

         "PIK Interest" means the difference between the interest accrued at the Accrual Rate and the interest paid at the Pay Rate under the Debenture and as those terms are defined in the Debenture, which difference is capitalized into the outstanding principal balance under the Debenture quarterly.

         "Plan" shall mean any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which the Company or any ERISA Affiliate may have any liability.

         "Prohibited Transaction" shall mean any transaction described in (i)
Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Internal Revenue Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Internal Revenue Code.

         "Purchase" shall mean an Acquisition or a Minority Investment.

         "Purchase Amount" shall mean, with respect to any Purchase, the sum (without duplication) of (i) the amount of cash paid by the Company and its Subsidiaries in connection with such Purchase, (ii) the Fair Market Value of all Capital Stock of the Company issued or given in connection with such Purchase,
(iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of all Indebtedness incurred, assumed or acquired by the Company and its Subsidiaries in connection with such Purchase,
(iv) all additional purchase price amounts in connection with such Purchase in the form of earnouts and other contingent obligations that should be recorded as a liability on the balance sheet of the Company and its Subsidiaries or expensed, in either event in accordance with GAAP, (v) all amounts paid in respect of covenants not to compete, consulting agreements and other affiliated contracts in connection with such Purchase, (vi) the aggregate fair market value of all other consideration given by the Company and its Subsidiaries in connection with such Purchase; and

(vii) with respect to Minority Investments, the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Physician Minority Investment Loans issued by the Company and its Subsidiaries in connection with such Minority Investment.

         "Purchased Shares" means 850.00 shares of redeemable preferred stock and 97,411 shares of convertible preferred stock in the Company purchased by Allied pursuant to Section 2.2.

         "Real Property" shall mean, collectively, all real property owned by the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries has a leasehold interest and all real property hereafter acquired by the Company in fee or by means of a leasehold interest, including all real property on which the Company's Business is now or hereafter conducted, together with all goods located on any such real property that are or may become "fixtures" under the law of the jurisdiction in which such real property is located.

         "Reimbursement Approvals" shall mean, with respect to all Third Party Payor Arrangements, any and all certifications, provider numbers, provider agreements, participation agreements, accreditations and any other similar agreements with or approvals by Governmental Authorities or other Persons.

         "Reportable Event" shall mean (i) any "reportable event" within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under,
Section 412 of the Internal Revenue Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Internal Revenue Code), (ii) any such "reportable event" subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code, and (iv) a cessation of operations described in Section 4062(e) of ERISA.

         "Requirement of Law" shall mean, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Investment Documents.

         "Responsible Officer" shall mean, with respect to the Company, the president, the chief executive officer, the chief operating officer, any Financial Officer, and any other officer or similar official thereof responsible for the administration of the obligations of the Company in respect of this Agreement.

         "Roll-Over Agreement" shall mean the Roll-Over Agreement, dated as of June 14 and October 22, 1999 among Merger Sub and the stockholders and optionholders of the Company party thereto.

         "Roll-Over Agreement Shares" shall mean 2,058,607 shares of Capital Stock of the Company subject to the Roll-Over Agreement.

         "Senior Credit Agreement" means the Credit Agreement dated as of the date of this Agreement by and among the Company, the Senior Lender Agent, and the Senior Lenders in connection with the Senior Loan, as amended, supplemented, restated, otherwise modified, extended, renewed, refunded, restructured, or replaced from time to time in accordance with Section 6.2(a).

         "Senior Lender Agent" means First Union National Bank, as agent for the Senior Lenders, and any agent for the lenders with respect to future Permitted Senior Debt, and their respective successors and assigns.

         "Senior Lenders" means collectively the lenders who are or become parties as lender to the Senior Credit Agreement and, with respect to future Permitted Senior Debt, the holders of such Permitted Senior Debt. In the phrase "approval of the Senior Lenders" or similar phases, the term "Senior Lenders" means those Senior Lenders holding the percentage interest in the Permitted Senior Debt required for approval under the terms of the Senior Credit Agreement.

         "Senior Leverage Ratio" means, as of the last day of any fiscal quarter, the ratio of Consolidated Senior Indebtedness as of such date to Annualized Consolidated EBITDA calculated with respect to the fiscal quarter ending on such date.

         "Senior Loan" means all of the following: (a) the aggregate principal indebtedness advanced from time to time under the Senior Credit Agreement (including reimbursement obligations in respect of letters of credit issued thereunder) up to a maximum aggregate principal indebtedness of $60,000,000, subject to increases that are permitted in the definition of Permitted Senior Debt; (b) all interest accrued and accruing on the aggregate principal outstanding under the Senior Loan Documents from time to time (including any interest accruing after the filing of a petition for bankruptcy or for reorganization relating to the Company [whether or not a claim for post-filing interest is allowed in such proceedings to the extent such interest constitutes an allowed claim]); (c) all other fees, indemnities, or monetary obligations owed to the Senior Lenders under the Senior Loan Documents, including indebtedness under Hedge Agreements; (d) all costs incurred by the Senior Lenders in commencing or pursuing any enforcement action(s) with respect to the amounts described in clauses (a) through (c), including, without limitation, attorneys' fees and disbursements; and (e) any advances made by the Senior Lenders to protect any collateral securing the Senior Loan.

         "Senior Loan Documents" means the Senior Credit Agreement, and all notes, collateral and security documents, guaranties, and other documents delivered at any time in connection with Permitted Senior Debt all as amended, supplemented, restated, otherwise modified, extended, renewed, refunded, restructured or replaced from time to time in accordance with their respective terms and as permitted in Section 6.2(a) and any credit or loan agreements entered into between the Company and any bank or other lender at any time subsequent to the Closing Date that evidences any replacement, supplemental or new financing (other than financing that by its terms refers explicitly to this Agreement or the Debenture and states that the indebtedness evidenced by such financing shall not be senior to this Agreement or the Debenture), whether secured or unsecured, whether incurred in connection with a refinancing of the obligations under the Senior Credit Agreement to which the Company is a party on the Closing Date and the replacement of such financing with a new credit facility or facilities, or any supplemental financing or any new financing (whether or not a refinancing of existing indebtedness) to the extent permitted under Section 6.2(a).

         "Service Agreement" shall mean any agreement or arrangement between the Company or any of its Subsidiaries and one or more Managed Practices pursuant to which the Company or any such Subsidiary agrees to provide or arrange for comprehensive management, administrative and other non-medical, non-dental support services to such Managed Practice or Practices in exchange for payment to the Company or such Subsidiary of a service, management or similar fee.

         "Shareholder Agreement (Allied)" means the Shareholder Agreement (Allied), dated of even date herewith, by and between the Company and Allied.

         "Stockholders Agreement" shall mean the Stockholders Agreement, dated as of June 14, 1999, among the stockholders of the Company and the stockholders of Merger Sub party thereto and Merger Sub.

         "Stock Purchase Agreement" shall mean the Stock Purchase Agreement, dated as of June 14, 1999, among the TA Funds, the Company, and the Voting Agreement Stockholders.

         "Subordinated Indebtedness" means (a) subordinated indebtedness existing on the Closing Date and described in Schedule 4.6, (b) the Indebtedness evidenced by the Debenture, and (c) other unsecured Indebtedness of the Company that is expressly subordinated and made junior in right and time of payment to the Permitted Senior Debt and that is evidenced by one or more written agreements or instruments having terms, conditions and provisions (including, without limitation, provisions relating to principal amount, maturity, covenants, defaults, interest, and subordination) satisfactory in form and substance to the Senior Lenders.

         "Subordination Agreement" means that certain Subordination Agreement, dated as of the date hereof, by and among the Company, the Subsidiary Guarantors and any of the Company's additional Subsidiaries that become Subsidiary Guarantors from time to time after the Closing Date, Allied, and the Senior Lender Agent, as amended, modified or supplemented from time to time.

         "Subsidiary" shall mean, with respect to any Person, any corporation or other Person of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and/or one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency); provided that for purposes of Articles IV, V (excluding Section 5.11), VI, and VII, a Permitted Joint Venture of which greater than fifty percent (50%), or fifty percent (50%) with direct or indirect management control, of the Capital Stock is owned by the Company and/or its Subsidiaries shall be deemed a "Subsidiary". When used without reference to a parent entity, the term "Subsidiary" shall be deemed to refer to a Subsidiary of the Company.

         "Subsidiary Guarantor" means any Material Subsidiary that is a guarantor under the Subsidiary Guaranty.

         "Subsidiary Guaranty" means the guaranty agreement made by the Subsidiary Guarantors in favor of the Holders, as amended, modified or supplemented from time to time.

         "TA Associates" means TA Associates Inc., a Delaware corporation.

         "TA Funds" means collectively, TA/Advent VIII, L.P., TA/Atlantic and Pacific IV L.P., TA Executive Fund LLC, TA Investors LLC, Allied Capital Corporation, 1998 GP&H Fund LLC, and GP&H PSC Partners.

         "Target" shall have the meaning given to such term in Section
5.15(b)(i).

         "Taxes"  See Section 2.12.

         "Third Party Payor Arrangements" shall mean any and all arrangements with Medicare, Medicaid, CHAMPUS and any other Governmental Authority or quasi-public agency, Blue Cross, Blue Shield, any managed care plans, and organizations including, without limitation, health maintenance organizations and preferred provider organizations, private commercial insurance companies and any similar third party arrangements, plans or programs for payment or reimbursement in connection with health care services, products or supplies.

         "Total Leverage Ratio" shall mean, as of the last day of any fiscal quarter, the ratio of (i) Consolidated Total Indebtedness as of such date to
(ii) Annualized Consolidated EBITDA calculated with respect to the fiscal quarter ending on such date.

         "Transactions" shall mean a series of transactions involving the Company in which (i) certain TA Funds will purchase approximately 1,874,000 shares of common stock of the Company from certain stockholders of the Company for an aggregate purchase price of approximately $19,675,000; (ii) Merger Sub will receive approximately $13,125,000 in cash, together with the shares of common stock of the Company purchased pursuant to the preceding clause (i) from the TA Funds in exchange for convertible participating preferred stock and redeemable preferred stock of Merger Sub; (iii) Merger Sub will be merged with and into the Company with the Company as the survivor; (iv) in the Merger, the Company's shareholders will receive approximately $10.50 per share in cash for their common stock in the Company (other than those shares directly purchased by certain TA Funds pursuant to clause (I) of this definition and the Roll-Over Agreement Shares); (v) in connection with the Merger, the Roll-Over Agreement Shares shall remain outstanding as shares of common stock of the Company (as the surviving corporation in the Merger) and each outstanding share of common stock, convertible participating preferred stock and 6% redeemable preferred stock, respectively, of Merger Sub will be converted to one share of common stock, convertible participating preferred stock and 6% redeemable preferred stock, respectively, of the Company, having such terms as set forth in the Certificate of Incorporation of the surviving corporation; (vi) the Company will issue the Debenture to the Holders for aggregate cash proceeds of $15,000,000; (vii) the Certificate of Incorporation of the surviving corporation shall be amended and restated as set forth in
Exhibit 1.1 to the Merger Agreement; (viii) the Company will issue Warrants to the Holders, and the Holders will purchase redeemable preferred stock and convertible preferred stock for an aggregate purchase price of $999,998.00;
(ix) the Company will make the initial borrowing under the Senior Loan to finance, in part, the Transactions; (x) all outstanding borrowings and letters of credit under the Company's existing credit facility will be refinanced or replaced and such credit facility will be terminated; (xi) approximately $11,100,000 of existing Subordinated Indebtedness of the Company and its Subsidiaries shall remain outstanding; and (xii) after giving effect to the Merger and the other transactions described above, no less than approximately 57% of the common stock of the Company on a fully diluted (and as converted) basis will be owned by the TA Funds and their assigns.

         "Transfer" means the sale, assignment, lease, transfer, mortgaging, encumbering or other disposition, whether voluntary or involuntary, and whether or not consideration is received therefor.

         "Transfer Affecting the Company's Business" means (a) one or a series of transactions undertaken by the Company resulting in (i) the Transfer of all or substantially all of the assets of the Company; or (ii) a merger or consolidation of the Company with another Person in which the Company is not the surviving or successor entity or (b) a Change of Control.

         "Unfunded Pension Liability" shall mean, with respect to any Plan or Multiemployer Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Code for the applicable plan year.

         "Voting Agreement" shall mean the Voting Agreement, dated as of June 14, 1999, among Merger Sub and the Voting Agreement Stockholders.

         "Voting Agreement Stockholders" shall mean the stockholders of the Company party to the Voting Agreement.

         "Warrant Shares" means all shares of common stock of the Company issuable upon the exercise of the Warrants.

         "Warrants" means the warrant issued to Allied to purchase 101,658 shares of the common stock of the Company.

         "Wholly Owned" shall mean, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person.

         SECTION 1.2 Terms Generally. The definitions in Section 1.1 apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words

"include," "includes" and "including" are deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, Exhibits and Schedules are deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Investment Document means such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature are construed in accordance with GAAP, as in effect from time to time. Notwithstanding anything to the contrary in this Agreement, for purposes of calculation of the Financial Covenants, all accounting determinations and computations hereunder shall be made in accordance with GAAP as in effect as of the date of this Agreement applied on a basis consistent with the application used in preparing the most recent financial statements of the Company referred to in Section 4.5. In the event that any changes in GAAP after the Closing Date are applied to the Company, the Company, the Holders and the Senior Lender Agent will meet to determine whether such change would materially affect the computation of the Financial Covenants. If such changes would materially affect the computation of the Financial Covenants, the Company and the Senior Lenders will undertake to promptly amend the Senior Credit Agreement and the Company and the Holders will undertake to comparably amend this Agreement to take into account such changes such that neither the Company, the Senior Lenders, nor the Holders are advantaged or disadvantaged by such changes.


                                   ARTICLE II
                                 THE INVESTMENT

         SECTION 2.1 Debenture. The Company will borrow, and the Holder will invest the sum of FIFTEEN MILLION AND 00/100 DOLLARS ($15,000,000.00) in the Company. At the closing under this Agreement (the "CLOSING"), the Holder will advance FIFTEEN MILLION AND 00/100 DOLLARS ($15,000,000.00), such indebtedness to be evidenced by, and to be repaid according to the terms of, the Debenture. In the event of any inconsistency between this Article II and the Debenture, the Debenture shall control.

         SECTION 2.2 Purchased Shares. Subject to the terms and conditions hereof, and relying on the representations and warranties set forth in this Agreement, Allied will purchase at Closing the Purchased Shares for an aggregate purchase price of One million Dollars ($1,000,000.00) pursuant to the Stockholders Agreement, as amended.

         SECTION 2.3 Senior Debt. The rights of the Holders under the Debenture and this Agreement as to right of payment are subordinate only to the Permitted Senior Debt. The Subordination Agreement governs the relative rights and obligations of the Holders and the Senior Lenders with respect to payments by the Company and/or Subsidiary Guarantors, the exercise of remedies by the Holders under the Debentures and hereunder and by the Senior Lenders under the Senior Loan Documents, and other related intercreditor matters. To the extent there are any inconsistencies between the terms of this Agreement and the Subordination Agreement, the Subordination Agreement shall control.

         SECTION 2.4 Repayment of Debenture. The Company shall pay interest only on the Debenture throughout the term of the Debenture. Subject to the terms of
Section 2.8 and if not sooner paid, all unpaid principal amounts, accrued and unpaid interest, and other obligations of the Company to the Holder due and owing under the Debenture shall be paid upon the earliest of (i) the date of acceleration of the Debenture pursuant to Article VII, and (ii) the Maturity Date.

         SECTION 2.5 Interest on the Debenture. Subject to the provisions of
Section 2.6, the Debenture shall bear interest (computed on the basis of a 360-day year assuming twelve equal 30-day months) at the interest rate stated in the Debenture and be payable in accordance with the Debenture.

         SECTION 2.6 Default Interest. During the continuation of an Event of Default, the Company shall on demand from time to time pay interest, to the extent permitted by law, on the outstanding principal balance of the Debenture at the default rate of interest stated in the Debenture. Such default rate of interest shall be in effect after as well as before judgment.

         SECTION 2.7 Prepayment. The Company may at any time and from time to time prepay the principal indebtedness evidenced by the Debenture, in whole or in part, upon at least three Business Days' prior written or telecopy notice (or telephone notice promptly confirmed by written or telecopy notice) to Allied before 12:00 (noon), Washington, DC time, subject to the Company's obligation to pay a prepayment premium of 4% of any principal prepaid prior to the first anniversary of the Closing Date and a prepayment premium of 2% of any principal prepaid prior to the second anniversary of the Closing Date. There shall be no prepayment premium on any prepayment made from and after the second anniversary of the Closing Date. Any partial prepayments shall be made in increments of $500,000. Notwithstanding the foregoing, from and after the completion of a IPO by the Company, the prepayment premiums applicable during the first and second years after the Closing Date shall be reduced to 2% and 1% respectively.

         SECTION 2.8 Mandatory Prepayment of the Debenture at Option of Holder.

                  (a) The obligations of the Company under the Debenture and this Agreement are not assumable; upon the occurrence of any of the following triggering events, the Holder shall have the right (but not the obligation) to require the Company to prepay the then outstanding principal balance, all accrued but unpaid interest thereon, and all prepayment premiums then due and owing under the Debenture, and to pay all of the other Obligations, if any, in full. The occurrence of any of the following is a triggering event: (i) a Transfer Affecting the Company's Business; (ii) a loss of Control by TA Associates on behalf of the TA Funds to designate the two TA Directors (as defined in the Stockholders Agreement) of the Company and, upon a default by the Company under the Stockholders Agreement to unilaterally designate the Independent Directors (as defined in the Stockholders Agreement); (iii) a Transfer or series of Transfers of stock in the Company that results in either TA Associates or Ramie A. Tritt owning less than 67% of its or his equity holdings in the Company as of the Closing Date after giving effect to the Merger Transaction (provided that any Transfer upon the death of Ramie A. Tritt pursuant to a will or the laws of descent and distribution or pursuant to a trust established by Ramie A. Tritt whose beneficiaries consist of family members shall not be a triggering event); or (iv) the completion of an IPO by the Company. Failure of the Holders to demand prepayment following the occurrence of any of the foregoing triggering events shall not be deemed a waiver of the Holders' right to demand prepayment following any future occurrence of any triggering event.

                  (b) If (i) the Holders elect to demand prepayment after the completion of an IPO in accordance with this Section 2.8 and the Debenture, (ii) the Net Cash Proceeds of the IPO are insufficient to prepay the Obligations under the Debenture in full and to pay the Permitted Senior Debt in full, and
(iii) the Senior Lenders agree to accept a prepayment less than the amount needed to repay the Permitted Senior Debt in full, the Holders will agree to accept a principal prepayment under the Debenture equal to the same percentage prepayment accepted by the Senior Lenders (i.e., if the Senior Lenders accept the amount required to reduce the outstanding balance of the Permitted Senior Debt by 50%, the Holders will accept a prepayment sufficient to reduce the Obligations by 50%) on condition that upon application of the prepayment (x) the maximum Permitted Senior Debt that may be outstanding is permanently reduced by the amount of such principal prepayment to the Senior Lenders and (y) the Total Leverage Ratio is not greater than 3.00:1.

         SECTION 2.9         Payments.

                  (a) The Company shall make each payment (including principal of or interest on the Debenture or other amounts) hereunder and under any other Investment Document to which the Company or any Subsidiary Guarantor is a party not later than 12:00 (noon), Washington, D.C. time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to Allied at its offices at 1919 Pennsylvania Avenue, N.W., Washington, D.C. 20006-3434, attention of J. Benjamin Nye, or by wire transfer to the account designated by Allied.

                  (b) Whenever any payment (including principal of or interest on the Debenture) hereunder or under any other Investment Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest.

         SECTION 2.10 Use of Proceeds. The proceeds of the investment by Allied shall be used to consummate the transactions contemplated by the Merger Transaction Documents. At Allied's sole discretion, Allied shall be permitted to conduct a review of the Company's financial records to determine the disposition of the proceeds of the investment, and, upon request by Allied, the Financial Officer of the Company shall certify in writing to Allied that the proceeds of the investment were used in accordance with this Section 2.10.

         SECTION 2.11 Warrants. At Closing, the Company will issue and sell to the Holders the Warrants. The Warrants will entitle the Holders to purchase shares of Common Stock of the Company, subject to adjustment as provided in the Warrants. The aggregate purchase price for the Warrants and the aggregate exercise price for the Warrants are set forth in the Warrants.

         SECTION 2.12 Taxes.

                  (a) Any and all payments by or on behalf of the Company hereunder and under the Debenture shall be made, in accordance with Section 2.9, free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) income taxes imposed on the net income of a Holder and (ii) franchise taxes imposed on the net income, gross revenues, or capital of a Holder, in each case by the jurisdiction under the laws of which such Holder is organized or in which the principal or relevant lending office of a Holder is located, or in which such Holder is managed or controlled, or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, being called "TAXES"). If any Holder is a foreign Person, it shall be qualified to transact business in the United States as a foreign person. If the Company must deduct any Taxes from or in respect of any sum payable hereunder or under the Debenture to a Holder, (i) the sum payable shall be increased by the amount (an "ADDITIONAL AMOUNT") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Holder shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

                  (b) In addition, the Company will pay to the relevant Governmental Authority in accordance with Applicable Law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Debenture or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Debenture ("OTHER TAXES").

                  (c) The Company will indemnify each Holder for the full amount of Taxes and Other Taxes paid by such Holder and any liability (including penalties, interest and expenses (including reasonable attorney's fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability and the method of calculating thereof prepared by such Holder absent demonstrable error, shall be final conclusive and binding for all purposes. Such indemnification shall be made within 45 days after the date such Holder makes written demand therefor.

                  (d) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Company to the relevant Governmental Authority, the Company will deliver to each Holder the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof. If there is a refund of any additional amount paid by the Company, the Company shall be entitled to receive such refund.

                  (e) Any transferee of Allied, with respect to the investment, if organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "NON-U.S. LENDER") shall deliver to the Company two copies of either United States Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8 or W-9, as applicable, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8 or W-9, as applicable, a certificate representing that such Non-U.S. Lender is not a bank for purposes of
Section 881(c) of the Code, is not a 10% shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of U.S. Federal withholding tax on payments by the Company under this Agreement and the other Investment Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "NEW LENDING OFFICE"). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.

                  (f) The Company shall not be required to indemnify any Holder or to pay any additional amounts to any Holder, in respect of United States Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Holder became a party to this Agreement or, with respect to payments to a New Lending Office, the date such Holder designated such New Lending Office with respect to the Debenture; provided, however, that this paragraph (f) shall not apply to the extent the indemnity payment or additional amounts any Holder would be entitled to receive pursuant to this Section 2.12 (without regard to this paragraph (f)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such Holder would have been entitled to receive in the absence of such assignment, participation, or transfer or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Holder to comply with the provisions of paragraph (e) above.

                  (g) Nothing contained in this Section 2.12 shall require a Holder to make available any of its tax returns (or any other information that it reasonably deems to be confidential or proprietary).

                  (h) If any Holder requests compensation pursuant to paragraph
(a) or (c) above, then such Holder shall use reasonable efforts to designate a New Lending Office for funding or booking the investment made hereunder that would not result in such Taxes or Other Taxes being claimed. The Company may also, upon notice to such Holder, require such Holder to assign all of its interests, rights and obligations under this Agreement and the Debenture to any assignee selected by the Company provided that such Holder shall have received payment of an amount equal to the outstanding principal amount owing to it under the Debenture, accrued interest thereon, and accrued fees required to be paid to it hereunder or under the Debenture.

                                   ARTICLE III
                                   CONDITIONS

         SECTION 3.1 Conditions to Closing. The obligation of Allied to enter into this Agreement and to perform its obligations hereunder is subject to the satisfaction of the following conditions on or prior to the Closing Date:

                  (a) The representations and warranties set forth in Article IV hereof shall be true and correct in all material respects on and as of the Closing Date.

                  (b) The Company and each Subsidiary Guarantor shall be in compliance with all the terms and provisions set forth herein and in each other Investment Document on its part to be observed or performed, and at the time of and immediately after the Allied Investment, no Event of Default or Default shall have occurred and be continuing.

                  (c) Allied shall have received the following items:

                           (i)      a favorable written opinion of counsel for
the Company and the Subsidiary Guarantors (A) dated the Closing Date, (B) addressed to Allied, and (C) covering such matters relating to the Investment Documents and the Allied Investment as Allied shall reasonably request, and the Company hereby requests such counsel to deliver such opinion;

                           (ii)     the Debenture, duly executed by the Company,
and each of the other Investment Documents, executed by each of the parties thereto (other than Allied);

                           (iii)    the Warrants;

                           (iv)     the Purchased Shares;

                           (v)      the Shareholder Agreement (Allied), in form
and substance acceptable to the parties;

                           (vi)     the Assignment of Life Insurance Policies
and accompanying questionnaires, duly executed by the Company, the insurer, and, if applicable, any other beneficiaries of the Assigned Life Insurance Policies;

                           (vii)    the Subordination Agreement relating to the
Senior Loan, duly executed by the Senior Lender Agent on behalf of the Senior Lenders;

                           (viii)   (A) a copy of the certificate or articles of
incorporation, including all amendments thereto, of the Company and each Subsidiary Guarantor, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of the Company and each Subsidiary Guarantor as of a recent date, from such Secretary of State; (B) a certificate of the Secretary or Assistant Secretary of the Company and each Subsidiary Guarantor dated the Closing Date and certifying (1) that attached thereto is a true and complete copy of the by-laws of the Company or Subsidiary Guarantor, as applicable, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (2) below, (2) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Company and each Subsidiary Guarantor authorizing the execution, delivery and performance of the Investment Documents to which such Person is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (3) that the certificate or articles of incorporation of the Company and each Subsidiary Guarantor have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (A) above other than pursuant to the Merger and the Merger Agreement, and (4) as to the incumbency and specimen signature of each officer executing any Investment Document or any other document delivered in connection herewith on behalf of the Company each Subsidiary Guarantor; (C) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificates pursuant to (B) above; and (D) such other documents as Allied may reasonably request; and

                           (ix)     all amounts due and payable on or prior to
the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder or under any other Investment Document.

                  (d) After giving effect to the transactions contemplated hereby, the Company shall have outstanding no Indebtedness other than (A) the Permitted Senior Debt, (B) the extension of credit under this Agreement, (C) Permitted Junior Debt listed on Schedule 4.7, and (D) the Indebtedness listed on
Schedule 4.6.

                  (e) Allied shall have received fully executed conformed copies of the Merger Transaction Documents. The Merger shall have been consummated in accordance with the terms of the Merger Transaction Documents, as evidenced by a copy of the certificate of Merger, certified by the Secretary of State of the State of Delaware. Without limiting the generality of the foregoing, the closing of the Senior Loan shall have occurred and the Senior Lenders shall have advanced at least $38,000,000 of the Senior Loan to consummate the Merger, and the TA Funds shall have contributed at least $27,800,000 in redeemable preferred stock and $5,000,000 in convertible preferred stock to consummate the Merger.

                  (f) As of immediately prior to the effective time of the Merger, the holders of no more than five percent (5%) of the outstanding shares of common stock of the Company shall have taken all required actions to assert appraisal rights under Section 262 of the Delaware General Corporation Law and not withdrawn or otherwise permitted to lapse such appraisal rights or demands therefor.

                  (g) All material legal requirements to this Agreement, the Debenture and the other Investment Documents and the Merger Transaction Documents shall have been completed to Allied's satisfaction.

                  (h) The existing Permitted Junior Debt listed on Schedule 4.7 shall have been subordinated to the Debenture except to the extent Allied shall have expressly waived such subordination requirement.

                  (i) No event that has a Material Adverse Effect shall have occurred.


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         In order to induce Allied to enter into the Allied Investment, the Company represents and warrants to the Holders that, after giving effect to the
Merger:

         SECTION 4.1 Organization; Powers. The Company and each Material Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to result in a Material Adverse Effect, and (d) has the corporate power and authority to execute, deliver and perform its obligations under each of the Investment Documents and each other agreement or instrument contemplated hereby, and to borrow hereunder.

         SECTION 4.2 Authorization; Enforceability. The Company and each of its Material Subsidiaries has taken, or on the Closing Date will have taken, all necessary action to execute, deliver and perform each of the Investment Documents to which it is or will be a party, and has, or on the Closing Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Investment Documents to which it is or will be a party. This Agreement constitutes, and each of the other Investment Documents upon execution and delivery will constitute, the legal, valid and binding obligation of each of the Company and each of its Material Subsidiaries that is a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, by general equitable principles or by principles of good faith and fair dealing.

         SECTION 4.3 No Violation. The execution, delivery and performance by the Company and each of its Material Subsidiaries of this Agreement and each of the other Investment Documents to which it is or will be a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its articles or certificate of incorporation, certificate of formation, bylaws, operating agreement, partnership agreement or other organic documents of the Company or any of its Subsidiaries or contravene any other Requirement of Law applicable to it, (ii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any material indenture, agreement or other instrument to which it is a party (including any Service Agreement), by which it or any of its properties is bound or to which it is subject, (iii) result in a Limitation on any Licenses applicable to the business, operations or properties of the Company or any Subsidiary or adversely affect the ability of the Company or any Subsidiary to participate in any Third Party Payor Arrangement, or (iv) except for the Liens granted in favor of the Senior Lender Agent for the benefit of the Senior Lenders pursuant to the Senior Loan Documents, result in or require the creation or imposition of any Lien upon any of its properties or assets. No Subsidiary is a party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Company or any Subsidiary, to make loans or advances to the Company or any Subsidiary, or to transfer any of its assets or properties to the Company or any Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of the Investment Documents or applicable Requirements of Law.

         SECTION 4.4 Governmental Approvals.

                  (a) No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by each of the Company and its Material Subsidiaries of this Agreement or any of the other Investment Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than (i) consents, authorizations and filings that have been (or on or prior to the Closing Date will have been) made or obtained and that are (or on the Closing Date will be) in full force and effect, (ii) consents and filings the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect, and (iii) consents, authorizations and filings listed on Schedule 4.4.

                  (b) The Company, each Subsidiary and, to the knowledge of the Company as of the Closing Date, each Managed Practice (i) has, and is in good standing with respect to, all approvals, permits and other Licenses and (to the extent applicable) all Reimbursement Approvals necessary to conduct its business as presently conducted and to own or lease and operate its properties, (ii) to the extent applicable, has obtained and maintains accreditation from all generally recognized accrediting agencies for the Company and its Subsidiaries to the extent prudent and customary in the industry in which the Company, any of its Subsidiaries or any Managed Practice is engaged or to the extent required for facilities owned, operated or managed by the Company, any of its Subsidiaries or any Managed Practice and (iii) if required, has obtained and maintains Medicaid Certification and Medicare Certification; (iv) if required, has entered into and maintains in good standing its Medicare Provider Agreement and its Medicaid Provider Agreement, except, in each case referred to in clauses
(i) through (iv), for those instances the failure to obtain or enter into would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened Limitation of any such approval, permit or other License or Reimbursement Approval of the Company, any Subsidiary or any Managed Practice (as of the Closing Date), except for such Limitations as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

                  (c) Each professional employee, officer and director of the Company, its Subsidiaries, and, to the knowledge of the Company as of the Closing Date, any Managed Practices providing professional services to patients of the Company or any such Subsidiary is duly Licensed (where License is required) by each state or state agency or commission, or any other Governmental Authority having jurisdiction over the provisions of such services by such employee, officer or director, in which the Company or Subsidiary is located, required to enable such employee, officer or director to provide the professional services necessary to enable the

Company or Subsidiary to operate as currently operated and as presently contemplated to be operated, except for those Licenses the failure of which to obtain would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. All such required Licenses are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited, except for those instances that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Each physician retained or otherwise engaged as an independent contractor by the Company or its Subsidiaries possesses a valid narcotics number issued by the United States Drug Enforcement Administration and a valid state narcotics registration, except for those instances that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

         SECTION 4.5 Financial Condition.

                  (a) The Company has previously provided to Allied a true and complete copy of the audited financial statements summarizing the financial results of operations of the Company and its Subsidiaries for its fiscal year ended December 31, 1998 (the "AUDITED FINANCIALS"). The Audited Financials were prepared in accordance with GAAP, are true and correct in all material respects, and fairly present the Company's consolidated operating income and financial condition at such date and for the period then ended; and

                  (b) The Company has previously provided to Allied a true and complete copy of preliminary unaudited financial statements summarizing the financial results of operation of the Company and its Subsidiaries for the nine month period ended September 30, 1999 (collectively, the "INTERIM FINANCIALS"). The Interim Financials were prepared in accordance with GAAP (except that footnotes are omitted), are true and correct in all material respects, and fairly present the Company's consolidated operating income and financial condition at such date and for the period then ended, subject to normal year-end adjustments; and

                  (c) The financial projections of the Company and its Subsidiaries previously provided to Allied have been prepared in good faith by the Company, are complete and are based on assumptions believed to be reasonable estimates of the future performance and financial condition of the Company and its Subsidiaries, subject to the uncertainties and approximations inherent in any projections and that such projections are estimates and not a guarantee of actual results.

         SECTION 4.6 Indebtedness. Except as disclosed in the Financials or listed on Schedule 4.6 attached hereto, or listed on Schedule 4.7 with respect to existing Permitted Junior Debt, on a consolidated basis, there are no material liabilities or obligations with respect to the Company or any Material Subsidiary of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due)

         SECTION 4.7 Existing Permitted Junior Debt. All existing Permitted Junior Debt is described on Schedule 4.7 attached hereto and made a part hereof. True and complete copies of each of the notes or other instruments of indebtedness evidencing such Permitted Junior Debt have been made available to Allied.

         SECTION 4.8 Merger.

                  (a) The copy of the Merger Transaction Documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith) delivered or made available to Allied as of the Closing Date is complete and correct in all material respects. Neither the Company nor, to the Company's knowledge, any other party thereto is in default in the performance or compliance with any material provisions thereof. The Merger Agreement complies with, and prior to the Closing the Merger has been consummated in accordance with, all Applicable Laws that apply to the Company. All requisite approvals by Governmental Authorities having jurisdiction over the Company, Merger Sub, and any other Persons referenced therein, with respect to the transactions contemplated by the Merger Agreement, have been obtained on or before the Closing Date, and no such approvals impose or will impose any material adverse conditions to the consummation of the transactions contemplated by the Merger Agreement or to the conduct by the Company and its Material Subsidiaries of their business thereafter.

                  (b) As of the Closing Date, the Merger Certificate has been duly filed with the Secretary of State of Delaware and the Merger has become effective.

         SECTION 4.9 Ownership and Control. Attached hereto as Schedule 4.9 is an accurate and complete list of the following information for the Company: (a) the authorized capitalization of the Company as of the date hereof; (b) the number of shares of each class of the Company's issued capital stock and the number of outstanding shares thereof; (c) a description of all convertible securities and all options, warrants and similar rights held with respect to the Company's capital stock; (d) the names of the record owners of all such shares of capital stock and all such convertible securities, options, warrants and similar rights; and (e) the number of shares held by each such record owner. All shares of capital stock of the Company and all convertible securities, options, warrants and similar rights held with respect to the Company's capital stock have been duly authorized and validly issued, are fully paid and nonassessable (in the case of capital stock), and are owned of record as set forth on Schedule
4.9 attached hereto. Except as listed in Schedule 4.9 attached hereto, there are no outstanding options, warrants, convertible securities or other stock purchase rights issued by the Company as of the date hereof, and there are no sale agreements, pledges, proxies, voting trusts, powers of attorney or other agreements or instruments binding upon the Company's shareholders with respect to beneficial and record ownership of, or voting rights with respect to, the Company's capital stock as of the date hereof.

         SECTION 4.10 No Material Adverse Change. There has been no Material Adverse Change since December 31, 1998, and there exists no event, condition or state of facts that would reasonably be expected to result in a Material Adverse Change.

         SECTION 4.11 Title to Properties; Possession Under Leases. Except as set forth in Schedule 4.11, the Company and each Subsidiary (i) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business,
(ii) possesses or has rights to use licenses, patents, copyrights, trademarks, service marks, trade names and other assets sufficient to enable it to continue to conduct its business substantially as heretofore conducted and without any material conflict with the rights of others, and (iii) has good title to all of its other properties and assets reflected in the most recent financial statements referred to in Section 4.5) (except as sold or otherwise disposed of since the date thereof in the ordinary course of business and except those properties which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect), in each case under (i), (ii) and
(iii) above free and clear of all Liens other than Permitted Liens. The Company and its Material Subsidiaries own no fee interests in the Real Property.

         SECTION 4.12 Subsidiaries; Minority Investments. Schedule 4.12 sets forth a list, as of the Closing Date, of all of the Material Subsidiaries and other Subsidiaries of the Company and all Minority Investments and, as to each such Subsidiary and Minority Investment, the percentage ownership (direct and indirect) of the Company in each class of its Capital Stock and each direct owner thereof. Except for the shares of Capital Stock expressly indicated on
Schedule 4.12, there are no shares of Capital Stock of any Subsidiary of the Company outstanding or reserved for any purpose. All outstanding shares of Capital Stock of each Subsidiary of the Company are duly and validly issued, fully paid and nonassessable. The Company is the sole legal, record and beneficial owner of, and has good and valid title to, all such Capital Stock, free and clear of all Liens other than the Liens created pursuant to the Senior Loan Documents.

         SECTION 4.13 Litigation; Compliance with Laws

                  (a) Except as set forth on Schedule 4.13, there are no actions, investigations, suits or proceedings pending or, to the knowledge of the Company, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority or other Person, (i) against or affecting the Company, any Subsidiary, to the knowledge of the Company as of the Closing Date, any Managed Practice, or any of their respective properties that would, if adversely determined, be reasonably likely to have a Material Adverse Effect, or
(ii) with respect to this Agreement or any of the other Investment Documents.

                  (b) The Company, each Subsidiary and, to the knowledge of the Company as of the Closing Date, each Managed Practice, has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority, has retained all material records and documents required to be retained by it under all Applicable Laws, and is otherwise in compliance with all Applicable Laws in respect of the conduct of its business and the ownership and operation of its properties (including, without limitation, all applicable Medicare Regulations and Medicaid Regulations), except for such Applicable Laws the failure to comply with which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

         SECTION 4.14 Material Contracts. Schedule 4.14 lists, as of the Closing Date, each Material Contract to which the Company or any Subsidiary is a party, by which any of them or their respective properties is bound or to which any of them is subject. As of the Closing Date, (i) to the knowledge of the Company with respect to third parties, each Material Contract is in full force and effect and is enforceable by the Company or the Subsidiary that is a party thereto in accordance with its terms, and (ii) neither the Company nor any Subsidiary (nor, to the knowledge of the Company, any other party thereto) is in breach of or default under any Material Contract in any material respect or has given notice of termination or cancellation of any Material Contract. No Subsidiary other than a Material Subsidiary is party to a Material Contract.

         SECTION 4.15 Investment Company Act; Public Utility Holding Company Act. Neither the Company nor any Material Subsidiary is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

         SECTION 4.16 Use of Proceeds. The Company will use the proceeds of the investment only for the purposes specified in Article II.

         SECTION 4.17 Taxes. The Company and each of its Material Subsidiaries has timely filed all federal, state and local tax returns and reports required to be filed by it and has paid all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than those that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP. Such returns accurately reflect in all material respects all liability for taxes of the Company and its Subsidiaries for the periods covered thereby. There is no ongoing audit or examination or, to the knowledge of the Company, other investigation by any Governmental Authority of the tax liability of the Company or any Material Subsidiary, and there is no unresolved claim by any Governmental Authority concerning the tax liability of the Company or any Material Subsidiary for any period for which tax returns have been or were required to have been filed, other than claims for which adequate reserves have been established in accordance with GAAP. Neither the Company nor any Material Subsidiary has waived or extended or has been requested to waive or extend the statute of limitations relating to the payment of any taxes.

         SECTION 4.18 Full Disclosure. All factual information heretofore or contemporaneously furnished to Allied in writing by or on behalf of the Company or any Subsidiary for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all other such factual information hereafter furnished to Allied in writing by or on behalf of the Company or any Subsidiary will be, true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been amended or supplemented, on the date as of which any such amendment or supplement is dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such information was provided, not misleading. This Section 4.18 does not apply to the financial projections of the Company, which are separately covered by Section 4.5 hereof.

         SECTION 4.19 Employee Benefit Matters.

                  (a) Each of the Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA, and each Plan is and has been administered in compliance in all material respects with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Internal Revenue

Code. No ERISA Event (i) has occurred within the five-year period prior to the Closing Date, (ii) has occurred and is continuing, or (iii) to the knowledge of the Company, is reasonably expected to occur with respect to any Plan. No Plan has any Unfunded Pension Liability as of the most recent annual valuation date applicable thereto, and neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

                  (b) Neither the Company nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Company nor any ERISA Affiliate would become subject to any liability under ERISA if the Company or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the most recent valuation date. No Multiemployer Plan is in "reorganization" or is "insolvent" within the meaning of such terms under ERISA.

         SECTION 4.20 Environmental Matters.

                  (a) No Hazardous Substances are or have been generated, used, released, treated, disposed of or stored by the Company or any Subsidiary or, to the knowledge of the Company, by any other Person (including any Managed Practice or predecessor in interest) or otherwise, in, on or under any portion of any real property, leased or owned, of the Company or any Subsidiary, except in material compliance with all applicable Environmental Laws, and, to the knowledge of the Company, no portion of any such real property or any other real property at any time leased, owned or operated by the Company or any Subsidiary, has been contaminated by any Hazardous Substance; and no portion of any real property, leased or owned, of the Company or any Subsidiary has been or is presently the subject of a non-routine environmental audit, assessment or remedial action.

                  (b) No portion of any real property, leased or owned, of the Company or any Subsidiary has been used by the Company or any Subsidiary or, to the knowledge of the Company, by any other Person, as or for a mine, a landfill, a dump or other disposal facility, a gasoline service station, or (other than for petroleum substances stored in the ordinary course of business) a petroleum products storage facility; no portion of such real property or any other real property at any time leased, owned or operated by the Company or any Subsidiary has, pursuant to any Environmental Law, been placed on the "National Priorities List" or "CERCLIS List" (or any similar state or local list) of sites subject to possible environmental problems; and to the knowledge of the Company, there are not and have never been any underground storage tanks situated on any real property, leased or owned, of the Company or any Subsidiary.

                  (c) All activities and operations of the Company and each Subsidiary are in compliance with the requirements of all applicable Environmental Laws, except to the extent the failure so to comply, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Each of the Company and each Subsidiary has obtained all licenses and permits under Environmental Laws necessary to its respective operations; all such licenses and permits are being maintained in good standing; and each of the Company and each Subsidiary is in compliance with all terms and conditions of such licenses and permits, except for such licenses and permits the failure to obtain, maintain or comply with which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Neither the Company nor any Subsidiary is involved in any suit, action or proceeding, or has received any notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims that, if adversely determined, would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect; and, to the knowledge of the Company, there are no threatened actions, suits, proceedings or investigations with respect to any such Environmental Claims, nor does the Company have reason to believe any such actions, suits or proceedings will be forthcoming.

         SECTION 4.21 Insurance. Schedule 4.21 sets forth a true and complete summary of all insurance policies or arrangements carried or maintained by the Company and each Subsidiary as of the Closing Date, indicating in each case the insurer, policy number, expiration, amount and type of coverage and deductibles. The assets, properties and business of the Company and each Subsidiary are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

         SECTION 4.22 Labor Matters. Neither the Company nor any Subsidiary is engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947, as amended. There is (i) no unfair labor practice complaint before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary, (ii) no strike, lock-out, slowdown, stoppage, walkout or other labor dispute pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary, and (iii) to the knowledge of the Company, no petition for certification or union election or union organizing activities taking place with respect to the Company or any Subsidiary.

         SECTION 4.23 Management History. To the knowledge of the Company, during the past ten years, neither Ramie A. Tritt nor Gerald R. Benjamin has been arrested for, or convicted of, any criminal offense, or been the subject of an Act of Bankruptcy. Further, neither Dr. Tritt nor Mr. Benjamin has served as an officer, director, general partner, member, or manager of any Person that has been or is the subject of an Act of Bankruptcy during Dr. Tritt's or Mr. Benjamin's service in such capacity with such Person.

         SECTION 4.24 Solvency. Each of the Company and its Subsidiaries, after giving effect to the consummation of the Transactions contemplated hereby, (i) has capital sufficient to carry on its businesses as conducted and as proposed to be conducted, (ii) has assets with a fair saleable value, determined on a going concern basis, (y) not less than the amount required to pay the probable liability on its existing debts as they become absolute and matured and (z) greater than the total amount of its liabilities (including identified contingent liabilities, valued at the amount that can reasonably be expected to become absolute and matured), and (iii) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature.

         SECTION 4.25 Licenses. The Company and each Subsidiary has good title to all of the Licenses needed to properly operate the Company's Business except where the failure to obtain such Licenses would not reasonably be expected to have a Material Adverse Effect.

         SECTION 4.26 Warrant Shares. All of the Warrant Shares have been duly authorized and reserved for issuance, and upon issuance subsequent to the payment of the exercise price in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

         SECTION 4.27 Purchased Shares. All of the Purchased Shares have been duly and validly issued and are fully paid and non-assessable.

         SECTION 4.28 Brokers. The Company has not engaged the services of a broker in connection with the Allied Investment.

         SECTION 4.29 Year 2000 Representation. Any reprogramming required to permit the proper functioning, before, on and after January 1, 2000, of (i) the Company's and its Subsidiaries' computer-based systems and (ii) equipment containing embedded microchips (including, to the Company's knowledge, systems and equipment supplied by others or with which the Company's or any of its Subsidiaries' systems interface), and the testing of all such systems and equipment, as so reprogrammed, will be completed by the Closing Date. The cost to the Company and its Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of the year 2000 to the Company and its Subsidiaries (including, without limitation, to the knowledge of the Company, reprogramming errors and the failure of others' systems or equipment) will not result in a Default or Material Adverse Effect. Except for such of the reprogramming referred to in the preceding sentence as may be necessary, the computer and management information systems of the Company and its Subsidiaries (and, to the knowledge of the Company, the computer and management information systems of suppliers and vendors material to the business of the Company and its Subsidiaries) are sufficient to permit the Company and its Subsidiaries to conduct their respective businesses without a Material Adverse Effect.

         SECTION 4.30 Service Agreements. No Service Agreement to which the Company or any Subsidiary is a party, nor any of the transactions contemplated thereunder, violates any Applicable Law (i) relating to the eligibility of a Managed Practice to enter into or participate in any Third Party Payor Arrangement or otherwise applicable to such Managed Practice as a result of such participation, (ii) relating to any License or Reimbursement Approval of a Managed Practice required in connection with any Third Party Payor Arrangement in which it participates, or (iii) relating to the practice of medicine or the sharing of fees in connection therewith, except in each case under (i), (ii) and
(iii) above for such violations as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

         SECTION 4.31 Reimbursements. All billings by the Company, each Subsidiary and, to the knowledge of the Company as of the Closing Date, each Managed Practice, pursuant to Third Party Payor Arrangements have been made in compliance with all Applicable Laws, except where the failure to comply would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; and to the knowledge of the Company, there has been no intentional or material overbilling or overcollection pursuant to any Third Party Payor Arrangements, other than as created by routine adjustments and disallowances made in the ordinary course of business by the payors with respect to such billings.

         SECTION 4.32 Fraud and Abuse. None of the Company, any Subsidiary, to the knowledge of the Company, any Managed Practice as of the Closing Date, or, to the knowledge of the Company as of the Closing Date, any physician shareholder or employee of any Managed Practice, has engaged in any activities that are prohibited under 42 U.S.C. ss. 1320a-7b, or the regulations promulgated thereunder, or related Requirements of Law, or that are prohibited by rules of professional conduct, including, without limitation, the following: (i) knowingly and willfully making or causing to be made a false statement or misrepresentation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or misrepresentation of a material fact for use in determining rights to any benefit or payment; (iii) failure to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; and (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (y) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or any other government or private third party payor, or (z) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or any other government or private third party payor.


                                    ARTICLE V
                              AFFIRMATIVE COVENANTS

         Subject to Section 5.17, the Company covenants and agrees with the Holders to do all of the following:

         SECTION 5.1 Existence; Businesses and Properties.

                  (a) The Company will, and will cause each Material Subsidiary to, (i) maintain and preserve in full force and effect its corporate existence, except as expressly permitted otherwise by Section 6.5, (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations and other Licenses, and all Reimbursement Approvals, required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so would not be reasonably likely to have a Material Adverse Effect, and (iii) keep all material properties in good working order and condition (normal wear and tear excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced.

                  (b) The Company will exercise commercially reasonable efforts to cause each Managed Practice to obtain, maintain and preserve in full force and effect all other rights, franchises, permits, certifications, approvals, authorizations and other Licenses (including with respect to physician and dentist employees), and all Reimbursement Approvals, required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so would not be reasonably likely to have a Material Adverse Effect.

         SECTION 5.2 Insurance. The Company will, and will cause each Material Subsidiary to, will keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including commercial general liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law. The Company will, and will cause each Material Subsidiary to, shall maintain business interruption insurance in such amount as Company management determines in good faith is reasonable and adequate for the Company's Business. This Section 5.2 shall be deemed satisfied so long as the Company is in compliance with the insurance covenants of the Senior Loan Documents.

         SECTION 5.3 Obligations and Taxes. The Company will, and will cause each Subsidiary to, (i) pay all liabilities and obligations as and when due (subject to any applicable subordination provisions), except to the extent failure to do so would not be reasonably likely to have a Material Adverse Effect, and (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, might become a Lien upon any of the properties of the Company or any Subsidiary; provided, however, that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which the Company or such Subsidiary is maintaining adequate reserves with respect thereto in accordance with GAAP.

         SECTION 5.4 Financial Statements, Reports, etc. The Company will furnish to the Holders

                  (a) within 90 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 1999, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows showing the financial condition of the Company, as of the close of such fiscal year and the results of its operations during such year, all audited by the independent certified public accounting firm regularly retained by the Company or another independent certified public accounting firm of recognized national standing and accompanied by an opinion of such accountant (which shall not be qualified as to going concern or scope of audit) to the effect that such financial statements fairly present the financial condition and results of operations of the Company on a consolidated basis in accordance with GAAP;

                  (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending September 30, 1999, its unaudited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows showing the financial condition of the Company, as of the close of such fiscal quarter and the results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year, including comparisons to the previous year's results for such period and comparisons to budget, all certified by its Financial Officer as fairly presenting the financial condition and results of operations of the Company on a consolidated basis in accordance with GAAP, subject to the absence of notes required by GAAP and subject to normal year-end audit adjustments;

                  (c) within 45 days after the end of each fiscal quarter, monthly operating statements for each Managed Practice for the three months in the fiscal quarter then ended, all in reasonable detail; provided that such statements need not be submitted to the Holders if such submission is no longer required under the Senior Loan Documents;

                  (d) within 45 days after the end of each fiscal quarter, a covenant compliance certificate in the form attached hereto as Exhibit A;

                  (e) at least 30 days prior to fiscal year end, a copy of the Company's consolidated operating budget and cash flow projections for the next fiscal year, all certified by the Financial Officer;

                  (f) promptly upon receipt thereof, copies of any "management letter" submitted to the Company or any Material Subsidiary by its certified public accountants in connection with each annual, interim or special audit, and promptly upon completion thereof, any response reports from the Company or any such Material Subsidiary in respect thereof;

                  (g) promptly upon the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that the Company or any Subsidiary shall send or make available generally to its shareholders, (ii) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that the Company or any Subsidiary shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange, (iii) all press releases and other statements made available generally by the Company or any Material Subsidiary to the public concerning material developments in the business of the Company or any Subsidiary; and (iv) all material regulatory reports and notices of Governmental Authorities;

                  (h) within thirty (30) days after filing, copies of all material documents filed with the Internal Revenue Service, the Environmental Protection Agency, the Occupational Safety and Health Administration, and comparable state agencies;

                  (i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Company, or compliance with the terms of any Investment Document, as the Holders may reasonably request, including any information reasonably requested by the Holders to enable the Holders to file any form required by any Governmental Authority.

         SECTION 5.5 Litigation and Other Notices. The Company will furnish to the Holders prompt written notice of the following:

                  (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

                  (b) the institution or threatened in writing institution of any action, suit, investigation or proceeding against or affecting the Company or any Subsidiary or any Managed Practice, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), that would, if adversely determined, be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to Section 4.13(a) or this subsection;

                  (c) the receipt by the Company or any Material Subsidiary from any Governmental Authority of (y) any notice asserting any failure by the Company or any Material Subsidiary or any Managed Practice to be in compliance with Applicable Law or that threatens the taking of any action against such Person or sets forth circumstances that, if taken or adversely determined, would be reasonably likely to have a Material Adverse Effect, or (z) any notice of any actual or threatened suspension, or Limitation with respect to any License or Reimbursement Approval of the Company or any Material Subsidiary or any Managed Practice, where such action would be reasonably likely to have a Material Adverse Effect;

                  (d) promptly upon (and in any event within five (5) Business Days after) any Responsible Officer of the Company obtaining knowledge thereof, the occurrence of any material default under, or any proposed or threatened termination or cancellation of, any Material Contract;

                  (e) promptly upon (and in any event within five (5) Business Days after) any Responsible Officer of the Company obtaining knowledge thereof, the occurrence of any ERISA Event, together with (x) a written statement of a Responsible Officer of the Company specifying the details of such ERISA Event and the action that the Company has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to the Company or such ERISA Affiliate with respect to such ERISA Event; and

                  (f) any event that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

         SECTION 5.6 Maintaining Records; Access to Properties and Inspections. The Company will, and will cause each Material Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each Material Subsidiary to, permit any representatives designated by the Holders to visit and inspect the financial records and the properties of the Company and its Subsidiaries at reasonable times during normal business hours and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Holders to discuss the affairs, finances and condition of the Company with the officers thereof and independent accountants therefor.

         SECTION 5.7 Compliance with Laws. The Company will, and will cause each Subsidiary to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply would not be reasonably likely to have a Material Adverse Effect.

         SECTION 5.8 Year 2000 Compatibility. The Company will, and will cause each Material Subsidiary to, take all action necessary to ensure that its computer-based systems are able to operate and effectively process data including dates on and after January 1, 2000, except where failure to so comply would not be expected to result in a Material Adverse Effect. At the request of the Holders, the Company will provide reasonable assurance of its Year 2000 compatibility.

         SECTION 5.9 Further Assurances. The Company and each Material Subsidiary will execute any and all further documents, agreements and instruments, and take all further action that may be required under Applicable Law, or that the Holders may reasonably request, in order to effectuate the transactions contemplated by the Investment Documents.

         SECTION 5.10 Maintenance of Office or Agency. The Company shall maintain an office or agency (i) where the Debenture may be presented for payment, or for registration and transfer and for exchange as provided in this Agreement; and (ii) where notices and demands to or upon the Company in respect of the Debenture may be served. The location of such office or agency initially shall be Physicians' Specialty Corp., 1150 Lake Hearn Drive, Atlanta, GA 30342. The Company shall give the Holders written notice of any change of location thereof.

         SECTION 5.11 Financial Ratios and Covenants. Beginning with the fiscal quarter ended September 30, 1999, the Company and its Subsidiaries, on a consolidated basis, shall, with respect to such fiscal quarter and each fiscal quarter thereafter, have complied or comply with and maintain each of the following financial ratios and financial covenants (collectively, the "FINANCIAL COVENANTS"), measured in accordance with GAAP, based upon results for the immediately preceding fiscal quarter, and using the information set forth in the financial statements provided by the Company in accordance with Section 5.4 above:

                  (a) Senior Leverage Ratio. The Company will not permit the Senior Leverage Ratio as of the last day of any fiscal quarter during the periods set forth below to be greater than the ratio set forth below such period:

             --------------------------------------------

             CLOSING - 9/30/2000               THEREAFTER
             --------------------------------------------
                    3.50:1                       3.21:1
             --------------------------------------------

                  (b) Total Leverage Ratio. The Company will not permit the Total Leverage Ratio as of the last day of any fiscal quarter during the periods set forth below to be greater than the ratio set forth below opposite such period:


         -----------------------------------------------------------

         CLOSING - 9/30/2000      10/1/2000 -         THEREAFTER
                                  12/31/2001
         -----------------------------------------------------------

              4.80:1                4.52:1               4.24:1
         -----------------------------------------------------------

                  (c) Minimum Interest Coverage Ratio. Commencing with the fiscal quarter ending September 30, 1999 and prior to the Maturity Date, the Company will not permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 2.1 to 1.0.

         SECTION 5.12 Right of First Negotiation.

                  (a) For purposes of this Section 5.12, the term "COVERED FINANCINGS" means the issuance of any subordinated debt in the Company; provided that Covered Financings expressly excludes (i) debt securities issued or sold in connection with the Transactions; (ii) any public offering and sale of any debt securities by the Company which are registered under the Securities Act; and
(iii) debt securities issued or sold in connection with any Permitted Acquisition or Permitted Minority Investment and constituting all or a portion of the Purchase Amount for any such Permitted Acquisition or Permitted Minority Investment.

                  (b) Commencing upon the date hereof and continuing until such time as the Debenture has been paid in full and the Obligations have been fully discharged, Allied shall have the rights described in this Section 5.12 with respect to any Covered Financings proposed to be undertaken by the Company. If the Company desires to undertake any Covered Financing, then, prior to doing so, the Company shall be obligated to first comply with the following requirements:

                           (i)      Prior to investigating any alternatives for
a Covered Financing with any third-parties, Company shall provide written notice to Holders of its intent to enter into a Covered Financing (such notice, the "FINANCING NOTICE").

                           (ii)     The Holders shall have the exclusive right
during the period commencing on Holders' receipt of the Financing Notice and expiring 14 calendar days thereafter (the "HOLDERS' EXCLUSIVE PERIOD") to furnish to Company a written term sheet that provides the basic business terms under which Holders would be willing to enter into the Covered Financing (any such, a "HOLDERS' OFFER").

                           (iii)    If Holders shall submit a Holders' Offer
during the Holders' Exclusive Period, then Company shall have a period of ten calendar days commencing upon receipt of Holders' Offer to determine whether or not to accept it and to notify Holders in writing of Company's decision. If the Company accepts the Holders' Offer, the Company and Holders shall proceed in good faith to consummate the Covered Financing transaction upon the terms and conditions contained in the Holders' Offer and such additional terms and conditions as may be required, customary, and consistent with the terms and conditions contained in Holders' Offer.

                           (iv) If the Holders shall fail to submit a Holders'
Offer during the Holders' Exclusive Period or if Company shall notify Holders in writing of Company's decision not to accept Holders' Offer, then the Company shall be entitled to pursue and obtain the Covered Financing from sources other than the Holders, subject to the satisfaction of each of the requirements specified in the following subsection (v) below.

                           (v)      If, in accordance with subsection (iv), the
Company obtains a written commitment or written expression of interest (any such, a "THIRD PARTY OFFER") from a third party or third parties (all such parties are collectively referred to as the "THIRD PARTY OFFEROR") to provide the Covered Financing, then the Company shall promptly furnish to Holders a true and complete copy of the Third Party Offer. The Company shall be entitled to proceed to obtain the Covered Financing from the Third Party Offeror only if each of the following requirements is satisfied: (i) the Covered Financing is being made upon the terms and conditions contained in the Third Party Offer and such additional terms and conditions as may be required, customary, and consistent with the terms and conditions contained in the Third-Party Offer;
(ii) the Third Party Offer contains pricing and material terms which are not collectively more restrictive or higher in cost to the Company than those contained in the most recent Holders' Offer; and (iii) the Covered Financing will be fully funded prior to the expiration of 180 calendar days from the date of the Third Party Offer; and

                           (vi)     If, for any reason whatsoever, the Company
fails to obtain the Covered Financing from the Third-Party Offeror within the time limit specified in subsection (v) of this Section 5.12 and in conformity with each of the other requirements specified in clause (v) of this Section 5.12, then the Company shall promptly notify Allied to that effect in writing, and the Company shall comply anew with the requirements of this Section 5.12 prior to obtaining any Covered Financing.

         SECTION 5.13 Observation Rights. The Company shall permit one authorized representative of Allied to attend all meetings of the Board and shall provide such representative with such notice and other information with respect to such meetings as are delivered to the directors of the Company. The Company shall pay such representative's reasonable travel expenses (including, without limitation, the cost of airfare, meals and lodging) in connection with the attendance of such meetings.

         SECTION 5.14 Assignment of Life Insurance. Until the Debenture is paid in full, the Company shall pay, or cause to be paid, when due all premiums on the Assigned Life Insurance Policies and otherwise cause the Assigned Life Insurance Policies to be maintained in full force and effect at all times. Upon the Holders' request from time to time, the Company shall cause the insurer on each Assigned Life Insurance Policy to acknowledge the assignment of the Assigned Life Insurance Policies to the Holders, and will execute and deliver to the Holders, or cause such insurer to execute and deliver to the Holders, any documents or questionnaires necessary or useful to further evidence such assignment and to provide or confirm information about the Assigned Life Insurance Policies. Any payments received by the Holders under the

Assigned Life Insurance Policies may be applied by the Holders to any part of the Obligations then outstanding, and such payment shall not postpone or reduce the amount of any payment due thereafter; provided that the Holders shall have no interest in any portion of the insurance proceeds exceeding $2,000,000.00. Any payments received by the Company shall be immediately delivered by the Company to the Holders in the form received with any endorsement necessary for the negotiation of any such item of payment and until so paid to the Holders such payments shall be deemed held in trust for the Holders. If Gerald R. Benjamin ceases to be an employee of the Company before the Debenture is paid in full, the Holders will release their security interest in the Assigned Life Insurance Policy on Gerald R. Benjamin on condition that the Company assign its rights under a $2,000,000 life insurance policy on another "key man," whose identity will be subject to the reasonable approval of Allied. If the substitute assignment will involve a life insurance policy on the individual who replaces Gerald R. Benjamin, the Company must designate such person within 180 days after Mr. Benjamin's departure. In any event, the Company must deliver to the Holders a substitute Assignment of Life Insurance Policy fully executed by the Company and the insurer within 60 days after Allied's approval of the designated individual.

         SECTION 5.15 Permitted Acquisitions and Permitted Minority Investments.

                  (a) Subject to the provisions of subsection (b) below and the requirements contained in the definition of Permitted Acquisition and Permitted Minority Investment, and subject to the other terms and conditions of this Agreement, the Company may from time to time on or after the Closing Date effect Permitted Acquisitions and Permitted Minority Investment; provided that, with respect to each Permitted Acquisition and Permitted Minority Investment (unless otherwise consented to in writing by the Holders pursuant to the definition of Permitted Acquisition or Permitted Minority Investment, as the case may be):

                           (i)      no Default or Event of Default shall have
occurred and be continuing at the time of the consummation of such Permitted Acquisition or Permitted Minority Investment, as the case may be, or would exist immediately after giving effect thereto;

                           (ii)     the Purchase Amount with respect to a
Permitted Minority Investment shall not exceed $3,000,000; and

                           (iii)    the Purchase Amounts for all Permitted
Minority Investments during the term of this Agreement shall not exceed $25,000,000.

                  (b) Not less than ten (10) Business Days prior to the proposed consummation of any Permitted Minority Investment with respect to which the Purchase Amount exceeds $1,000,000, the Company shall have delivered to the Holders the following:

                           (i)      a reasonably detailed description of the
material terms of such Permitted Minority Investment (including, without limitation, the Purchase Amount and method and structure of payment) and of each Person or business that is the subject of such Permitted Minority Investment (each, a "TARGET"); and

                           (ii)     a certificate, in form and substance
required by the Senior Lenders, executed by a Financial Officer setting forth the Purchase Amount and further to the effect that, to the best of such individual's knowledge, (x) the consummation of such Permitted Minority Investment will not result in a violation of any provision of this Section, and after giving effect to such Permitted Minority Investment the Company will be in compliance with the Financial Covenants at the most recent calculation period, such compliance determined with regard to good faith calculations made on a pro forma basis in accordance with GAAP, (y) after giving effect to such Permitted Minority Investment the Company believes in good faith that it will have sufficient availability under the Permitted Senior Debt commitment to meet its ongoing working capital requirements, and (z) no Event of Default exists before or after giving effect to such Permitted Minority Investment and giving effect to the annual delivery of operating budget cash flow projections prepared on a quarterly basis for the fiscal year following the date of such Permitted Minority Investment.

                  (c) If a Minority Investment requires the prior approval of the Holders, the Holders shall use commercially reasonable efforts to respond to the request of the Company for the consent of the Holders with respect to a Minority Investment promptly (and in any event within five (5) Business Days) after receipt of all information required in connection with such Minority Investment, including without limitation all information required under this
Section 5.15; provided that the failure of the Holders to respond within such five (5) Business day period shall not be deemed a consent of the Holders to such Minority Investment.

                  (d) Concurrently with each delivery of the financial statements described in Section 5.4, the Company shall deliver to the Holders the following information (to the extent such information is delivered to the Senior Lender Agent) with respect to any Permitted Acquisition or Permitted Minority Investment occurring during the period covered by the financial statements then being delivered (and for purposes of the financial statements described in Section 5.4(b), any Permitted Acquisition or Permitted Minority Investment not previously disclosed under this subsection (f)) and not requiring the Holders' consent under Section 5.15(a)(ii) or the definition of Permitted
Acquisition:

                           (i)      a reasonably detailed description of the
material terms of such Permitted Acquisition or Permitted Minority Investment (including, without limitation the Purchase Amount and the method and structure of payment) and of the Target; and

                           (ii)     solely with respect to a Permitted
Acquisition, projected income statements of the Target for the two-year period following the consummation of the Permitted Acquisition for such Target, in reasonable detail, together with any appropriate statement of assumptions and pro forma adjustments.

         SECTION 5.16 Creation or Acquisition of Subsidiaries. Subject to the provisions of Section 6.5, the Company may from time to time create or acquire new Subsidiaries in connection with Permitted Acquisitions or otherwise, and the Subsidiaries of the Company may create or acquire new Subsidiaries, provided that concurrently with (and in any event within ten (10) Business Days thereafter) the creation or direct or indirect acquisition by the Company thereof, each such new Subsidiary that would be deemed a Material Subsidiary (excluding

Permitted Joint Ventures), will execute and deliver to the Holders (a) a joinder to the Subsidiary Guaranty, pursuant to which such new Material Subsidiary shall become a party thereto and shall guarantee the payment in full of the Obligations of the Company under this Agreement and the Debenture and (b) a joinder to the Subordination Agreement, pursuant to which such new Material Subsidiary shall become a party thereto and agree to be bound thereby. Calculations for determining whether the new Subsidiary qualifies as a Material Subsidiary shall be based upon the financial statements of the new Subsidiary or group of purchased assets, as applicable, for the most recently ended fiscal quarter. Such calculations shall be made in accordance with GAAP as if such Subsidiary or group of assets had been consolidated with the Company as of such fiscal quarter.

         SECTION 5.17 Duration of Affirmative Covenants. At such time as the Debentures have been paid in full, all of the covenants set forth in this
Article V shall terminate except the covenants in the following Sections: the portion of Section 5.1(a) regarding maintenance of the Company's existence and Sections 5.4(a), 5.4(b), 5.4(d) (as long as the Permitted Senior Debt is outstanding) and 5.4(e). Thereafter, at such time as the Company has completed an IPO and its common stock is listed for trading on a national securities exchange or the National Association of Securities Dealers, Inc. National Market System, all of the covenants in this Article V shall terminate.


                                   ARTICLE VI
                               NEGATIVE COVENANTS

         Subject to Section 6.11, the Company covenants and agrees NOT to do any of the following without the prior written consent of the Holders:

         SECTION 6.1 Mergers, Consolidations. The Company shall not, and shall not permit any Material Subsidiary to, liquidate, wind up or dissolve, and the Company will not, and will not permit or cause any Subsidiary to, enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that:

                  (a) the Company may merge or consolidate with another Person so long as (x) the Company is the surviving entity, (y) such merger or consolidation shall constitute a Permitted Acquisition and the applicable conditions and requirements of Sections 5.15 and 5.16 shall be satisfied, and
(z) immediately after giving effect thereto, no Default or Event of Default would exist;

                  (b) any Subsidiary may merge or consolidate with another Person so long as (x) the surviving entity is the Company or a Subsidiary Guarantor (or in the case of an immaterial Subsidiary, the surviving entity is another immaterial Subsidiary or a Subsidiary Guarantor), (y) such merger or consolidation shall constitute a Permitted Acquisition and the applicable conditions and requirements of Section 5.15 and 5.16 shall be satisfied, and (z) immediately after giving effect thereto, no Default or Event of Default would exist;

                  (c) the Company and its Subsidiaries may consummate the Transactions.

         SECTION 6.2 Indebtedness. The Company will not, and will not permit or cause any Subsidiary to, incur, create, assume or permit to exist any Indebtedness other than:

                  (a) the Senior Loan and any amendments, modifications, extensions, restatements, renewals, additions, or replacements of the Senior Loan; provided that as amended, modified, extended, restated, renewed, or replaced, the Senior Loan may not, without the consent of the Holders, (i) permit maximum principal indebtedness, including reimbursement obligations for letters of credit, outstanding at any one time to exceed $70,000,000 (exclusive of interest, fees, indemnities and expense reimbursements); (ii) cause a pro forma breach of the Financial Covenants; (iii) extend the maturity date longer than one (1) year nor shorten the maturity or weighted average life to maturity;
(iv) place any new restrictions on the Obligations hereunder or under any other the other Investment Documents; (v) increase the interest rate on the Senior Loan by more than 200 basis points (exclusive of default rate), as more specifically set forth in the Subordination Agreement; (vi) require any amendment to or modification of the Subordination Agreement; (the Senior Loan and any amendment, modification, extension or replacement meeting the terms of this Section 6.2(a) being referred to as "PERMITTED SENIOR DEBT");

                  (b) Permitted Junior Debt; provided that (i) any debt securities issued in connection with a Permitted Acquisition occurring after the Closing Date shall (A) have a term of not less than five (5) years, (B) amortize principal in no greater than equal annual installments over the term thereof, and (C) be fully subordinated to the Obligations on terms acceptable to the Holders or (ii) the terms of such debt securities shall be expressly consented to by the Holders;

                  (c) Indebtedness existing on the date hereof and set forth in the Financials or Schedule 4.6;

                  (d) Indebtedness created hereunder and under the Debenture;

                  (e) unsecured intercompany Indebtedness (x) of any Subsidiary to the Company, (y) of any Subsidiary Guarantor to any other Subsidiary, and (z) of the Company to any Subsidiary; provided that any such Indebtedness under this clause (e) is incurred in the ordinary course of business and is payable on demand and is fully subordinated in right of payment to the Obligations;

                  (f) accrued expenses (including salaries, accrued vacation and other compensation), current trade or other accounts payable and other current liabilities arising in the ordinary course of business and not incurred through the borrowing of money, provided that the same shall be paid when due except to the extent being contested in good faith and by appropriate proceedings;

                  (g) Indebtedness of the Company under Hedge Agreements permitted under the Senior Credit Agreement;

                  (h) purchase money Indebtedness of the Company and its Subsidiaries incurred solely to finance the payment of all or part of the purchase price of any equipment, real property or other fixed assets acquired in the ordinary course of business, including Indebtedness in respect of capital lease obligations, and any renewals, refinancings or replacements thereof (subject to the limitations on the principal amount thereof set forth in this clause (h)), which Indebtedness shall not exceed $8,750,000 in aggregate principal amount during the term of this Agreement; provided that purchase money Indebtedness expressly approved by the Senior Lenders in connection with a Permitted Acquisition (as that term is defined in the Senior Credit Agreement) shall not count toward the $8,750,000 basket included in this clause (h);

                  (i) Contingent Obligations incurred by the Company or any Subsidiary in connection with (i) endorsements by the Company or any such Subsidiary of negotiable instruments in the ordinary course of business, (ii) obligations of the Subsidiary Guarantors under the Subsidiary Guaranty, and
(iii) guaranties of any of the Indebtedness permitted under this Section 6.2;
and

                  (j) other unsecured Indebtedness not exceeding $1,250,000 in aggregate principal amount outstanding at any time.

         SECTION 6.3 Liens. The Company will not, and will not permit or cause any Material Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, or agree to do any of the foregoing, other than the following (collectively, "PERMITTED LIENS"):

                  (a) Liens securing the Permitted Senior Debt;

                  (b) Liens in existence on the Closing Date and set forth on
Schedule 6.3;

                  (c) Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, and other similar Liens incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than forty five (45) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

                  (d) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

                  (e) Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

                  (f) Liens securing the purchase money Indebtedness permitted under clause (h) of Section 6.2; provided that any such Lien (i) shall attach to such property concurrently with or within ten (10) days after the acquisition thereof by the Company or such Subsidiary, (ii) shall not exceed the lesser of
(y) the fair market value of such property or (z) the cost thereof to the Company or such Subsidiary and (iii) shall not encumber any other property of the Company or any Subsidiary;

                  (g) any attachment or judgment Lien under $275,000 that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

                  (h) Liens arising from the filing, for notice purposes only, of financing statements in respect of true leases;

                  (i) with respect to any real property occupied by the Company or any Subsidiary, all easements, rights of way, licenses and similar encumbrances on title that do not materially impair the use of such property for its intended purposes; and

                  (j) Liens securing the Permitted Junior Debt permitted under clause (b) of Section 6.2; provided that such Liens (i) shall apply solely to furniture, fixtures and equipment acquired from a Target in a Permitted Acquisition, (ii) shall attach to such property concurrently with or within ten
(10) days after the acquisition thereof by the Company or such Subsidiary, (iii) shall not encumber any other property of the Company or any Subsidiary.

         SECTION 6.4 Disposition of Assets. The Company will not, and will not permit or cause any Subsidiary to, sell, assign, lease, convey, transfer or otherwise dispose (whether in one or a series of transactions throughout the term of this Agreement) of an equitable, beneficial or legal interest in assets having an aggregate value in excess of twenty percent (20%) of the value of the consolidated assets of the Company at any one time outstanding, determined in accordance with GAAP, unless the Company applies the proceeds to replace or upgrade the transferred assets or to make related capital expenditures, to repay Permitted Senior Debt in accordance with the Senior Credit Agreement, or, after repayment of the Permitted Senior Debt, to repay the Debenture. This limitation on disposition of assets shall not apply to inventory sold and equipment disposed of in the ordinary course of business.

         SECTION 6.5 Investments, Notes, and Advances. The Company will not, and will not permit or cause any Subsidiary to make any Investments, or make a commitment or otherwise agree to do any of the foregoing, other than:

                  (a) Cash Equivalents;

                  (b) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of Intellectual Property, real property and other assets, in each case in the ordinary course of business;

                  (c) Investments consisting of loans and advances to employees for reasonable travel, relocation and business expenses in the ordinary course of business, extensions of trade credit in the ordinary course of business, and receivables created and prepaid expenses incurred in the ordinary course of business;

                  (d) without duplication, Investments consisting of intercompany Indebtedness permitted under clause (e) of Section 6.2;

                  (e) Investments existing on the Closing Date and described in
Schedule 6.5;

                  (f) Investments of the Company under Hedge Agreements with any Senior Lender as permitted under the Senior Loan Documents;

                  (g) Investments consisting of the making of capital contributions or the purchase of Capital Stock (i) by the Company or any Subsidiary in any other Person that is (or immediately after giving effect to such Investment will be) a Subsidiary Guarantor and (ii) by any Subsidiary in the Company; and

                  (h) Permitted Acquisitions and Permitted Minority Investments;

                  (i) Physician Minority Investment Loans permitted under the Senior Loan Documents incurred in connection with a Permitted Minority Investment, excluding the investments set forth in Schedule 6.5;

                  (j) loans to physicians in Managed Practices of up to $625,000 in the aggregate during any consecutive twelve month period, but excluding the loans set forth on Schedule 6.5; provided that Physician Minority Investment Loans and other loans to physicians expressly approved by the Senior Lenders under the Senior Credit Agreement in connection with a Permitted Minority Investment shall not count toward the $625,000 basket included in this clause
(j); and

                  (k) other Investments in an aggregate amount, as valued at the time each such Investment is made, not exceeding $125,000 for all such Investments from and after the Closing Date.

         SECTION 6.6 Restricted Payments.

                  (a) The Company will not, and will not permit or cause any Subsidiary to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options (it being understood that the Company may issue options) to acquire its Capital Stock, or set aside funds for any of the foregoing, except that:

                           (i)      the Company may declare and make dividend
payments or other distributions payable solely in its common stock and preferred stock (as long as such preferred stock does not constitute Disqualified Capital Stock); and

                           (ii)     each Subsidiary may declare and make
dividend payments or other distributions to the Company or another Subsidiary Guarantor, to the extent not prohibited under applicable Requirements of Law; provided, that Permitted Joint Ventures may make distributions in accordance with distribution provisions of organizational documents reasonably approved by the Senior Lenders so long as no Default or Event of Default then exists or would result immediately after giving effect thereto.

                  (b) The Company will not, and will not permit or cause any of its Subsidiaries to, make (or give any notice in respect of) any voluntary. optional, or required payment or prepayment of principal on any Subordinated Indebtedness, except as permitted herein subject to the Subordination Agreement, or directly or indirectly make any redemption (including pursuant to any change of control provision), retirement, defeasance or other acquisition for value of any Subordinated Indebtedness, or make any deposit or otherwise set aside funds for any of the foregoing purposes; provided that, subject to the terms of any subordination agreement applicable to the seller debt securities evidencing Permitted Junior Debt, the Company and its Subsidiaries may make scheduled payments (but not prepayments) of principal and interest under such seller debt securities. Notwithstanding the foregoing, the Company will not, and will not permit or cause any of its Subsidiaries to, make any payment of principal, interest, or any other sum due under Permitted Junior Debt during the continuation of an Event of Default.

                  (c) The Company will not, and will not permit or cause any of its Subsidiaries to, make any payment (whether voluntary, optional or required) or prepayment of principal on the existing Permitted Junior Debt set forth on
Schedule 6.6(c) other than in common stock of the Company in accordance with the terms of such notes.

         SECTION 6.7 Transactions with Affiliates. The Company will not, and will not permit or cause any Subsidiary to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of the Company or any Subsidiary, except in the ordinary course of its business and upon fair and reasonable terms that are no less favorable to it than would obtain in a comparable arm's length transaction with a Person other than an Affiliate of the Company or such Subsidiary; provided, however, that nothing contained in this Section shall prohibit:

                  (a) transactions described on Schedule 6.7 or otherwise expressly permitted under this Agreement; and

                  (b) the payment by the Company of reasonable and customary fees to members of its board of directors.

         SECTION 6.8 Business of Company, Change of Location, and Subsidiaries. The Company will not, and will not permit or cause any Material Subsidiary to, engage in any business other than the business of providing management services to providers of ear, nose, throat, head and neck healthcare services (and related fields of allergy, audiology, pulmonology, oral surgery, plastic surgery and sleep medicine), within the United States of America and services, businesses and activities ancillary thereto, including, but not limited to, investments in and management of ambulatory surgery centers, diagnostic imaging centers and managed care and similar plans.

         SECTION 6.9 Stay, Extension and Usury Laws. The Company and each Subsidiary Guarantor covenants and agrees (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, and will use its best efforts to resist any attempts to claim or take the benefit of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of its obligations under this Agreement or the Debenture. The Company and each Subsidiary Guarantor (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holders, but will suffer and permit the execution of every such power as though no such law has been enacted.

         SECTION 6.10 Limitation on Certain Restrictions. The Company will not, and will not permit or cause any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (i) the ability of the Company and its Subsidiaries to perform and comply with their respective obligations under the Senior Loan Documents or the Investment Documents, including the Subordination Agreement, or (ii) the ability of any Subsidiary to make any dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Company or any Subsidiary Guarantor, to make loans or advances to the Company or any Subsidiary Guarantor, or to transfer any of its assets or properties to the Company or any Subsidiary Guarantor, in each case other than such restrictions or encumbrances existing under or by reason of the Senior Loan Documents, the Investment Documents, the Subordination Agreement, or applicable Requirements of Law.

         SECTION 6.11 Duration of Negative Covenants. Upon repayment of the Debenture in full, all of the covenants set forth in this Article VI shall terminate.


                                   ARTICLE VII
                                EVENTS OF DEFAULT
                                  AND REMEDIES

         SECTION 7.1 Events of Default. If any of the following events occurs and is continuing, it shall be an "EVENT OF DEFAULT":

                  (a) any representation or warranty made or deemed made in or in connection with this Agreement or the Debenture, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to this Agreement or the Debenture, proves to have been materially false or misleading when so made, deemed made or furnished;

                  (b) default is made in the payment of any principal of the Debenture within ten (10) Business Days after the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

                  (c) default is made in the payment of any interest on the Debenture or any other amount (other than an amount referred to in (b) above) due under any Investment Document, within ten (10) Business Days after the same becomes due and payable;

                  (d) failure of the Company to perform or comply with any Financial Covenant;

                  (e) with respect to the Permitted Senior Debt or any other Indebtedness in a principal amount in excess of $1,000,000, the Company or any Material Subsidiary (i) fails to pay any principal or interest, regardless of amount due, within any applicable notice and cure periods after the same becomes due and payable and the holder of the Permitted Senior Debt or such Indebtedness has accelerated its maturity date, or (ii) fails to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness and such failure is not cured within any applicable notice and cure periods and the holder of the Permitted Senior Debt or such Indebtedness has accelerated its maturity date;

                  (f) a default is declared against the Company or any Material Subsidiary under any Material Contract (after giving effect to any applicable notice and cure periods provided for therein) and the failure to cure such default would reasonably be expected to result in a Material Adverse Effect;

                  (g) an Act of Bankruptcy or Act of Dissolution shall have occurred with respect to the Company;

                  (h) Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (exclusive of amounts fully bonded or covered by insurance as to which the surety or insurer, as the case may be, has acknowledged its liability in writing) in excess of $275,000 shall be entered or filed against the Company or any Material Subsidiary or any of their respective properties and the same shall not be dismissed, stayed, bonded pending appeal, or discharged within a period of thirty (30) days or in any event later than five days prior to the date of any proposed sale thereunder;

                  (i) as a result of a Transfer or series of Transfer, either Ramie A. Tritt or Gerald R. Benjamin ceases to own at least 67% of the shares of stock or other equity interest he controls in the Company on the Closing Date following completion of the Merger Transaction; provided that any Transfer to trusts established for estate planning purposes by Ramie A. Tritt or General R. Benjamin and controlled by either of them and any Transfer pursuant to a will or the laws of descent and distribution upon the death of either Ramie A. Tritt or Gerald Benjamin shall not be an Event of Default;

                  (j) Ramie A. Tritt ceases to devote his full time and attention to the management of the Company and/or the affiliated practice, Atlanta Ear Nose & Throat Associates and a suitable replacement reasonably satisfactory to the Holders is not found within 180 days;

                  (k) default is made in the due observance or performance by the Company of any material covenant, condition or agreement or any representation or warranty contained in any Investment Document (other than those specified in (a) through (j) above) and such default continues unremedied for a period of 30 days after notice thereof from the Holders to the Company.

Upon the occurrence of an Event of Default, (other than an event with respect to the Company or any Subsidiary Guarantors described in paragraph (g) above) and at any time thereafter during the continuance of such event, the Holders may by notice to the Company and the Subsidiary Guarantors, take either or both of the following actions, at the same or different times: declare the principal amount then outstanding under the Debenture to be forthwith due and payable in whole or in part, whereupon the principal amount so declared to be due and payable, together with accrued interest thereon, prepayment premium (if acceleration occurs during the first two years after the Closing Date), and all other liabilities of the Company and the Subsidiary Guarantors accrued hereunder and under the Subsidiary Guaranty, shall become forthwith due and payable, without presentment demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company and the Subsidiary Guarantors, anything contained herein or in any other Investment Document to the contrary notwithstanding; and in any event with respect to the Company and the Subsidiary Guarantors described in paragraph (g) above, the principal of the Debenture then outstanding, together with accrued interest thereon, prepayment premium (if acceleration occurs during the first two years after the Closing Date), and all other liabilities of the Company and the Subsidiary Guarantors accrued hereunder and under the Subsidiary Guaranty, shall automatically become due and payable, without presentment demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company and the Subsidiary Guarantors, anything contained herein or in any other Investment Document to the contrary notwithstanding.

         SECTION 7.2 Waivers. The Company and the Subsidiary Guarantors waive presentment, demand, notice of dishonor, and protest, and all demands and notices of any action taken by the Holders under this Agreement, except as otherwise provided herein.

         SECTION 7.3 Enforcement Actions. The Holders may, at their option, collect all or any portion of the Obligations or enforce against the Company and the Subsidiary Guarantors any of their respective rights and remedies including, but not limited to: (i) commencing or pursuing legal proceedings to collect any amounts owed with respect to the Obligations; or (ii) executing upon, or otherwise enforcing, any judgment obtained with respect to amounts owed with respect to the Obligations.

         SECTION 7.4 Costs. The Company shall pay all expenses of any nature, whether incurred in or out of court, and whether incurred before or after the Debenture shall become due at its maturity date or otherwise (including, but not limited to, reasonable and actual attorneys' fees and costs) which the Holders may reasonably incur in connection with the collection of any of the Obligations. The Holders are authorized to pay at any time and from time to time any or all of such expenses, to add the amount of such payment to the amount of principal outstanding under the Debenture, and to charge interest thereon at the rate of 12% per annum.

         SECTION 7.5 Remedies Non-Exclusive. None of the rights, remedies, privileges or powers of the Holders expressly provided for herein are exclusive, but each of them is cumulative with, and in addition to, every other right, remedy, privilege and power now or hereafter existing in favor of each of the Holders, whether pursuant to the other Investment Documents, at law or in equity, by statute or otherwise.

         SECTION 7.6 Subordination Agreement. Without limiting the application of the Subordination Agreement generally to this Agreement and the other Investment Documents, the exercise of remedies by the Holders shall be subject to the operation and effect of the Subordination Agreement.


                                  ARTICLE VIII
                                  MISCELLANEOUS

         SECTION 8.1 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

                  (a) if to the Company, to Physicians' Specialty Corp., 1150 Lake Hearn Drive, Suite 640, Atlanta, Georgia 30342, Telecopy No. (404) 250-0162, with a copy to Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109-2881, Attention: Steven M. Ellis, Telecopy No. (617) 523-1231;

                  (b) if to Allied, to Allied Capital Corporation, at its offices at 1919 Pennsylvania Avenue NW, Washington, DC 20006-3434, Attention of
J. Benjamin Nye (Telecopy No. 202-659-2053), with a copy to Piper & Marbury L.L.P., 1200 Nineteenth Street, N.W., Washington, D.C. 20036 Attention of Anthony Rickert (Telecopy No. 202-223-2085).

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy (provided a copy is contemporaneously sent by first class mail) or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 8.1 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 8.1.

         SECTION 8.2 Survival of Agreement. All covenants, agreements, representations and warranties made by the Company and Subsidiary Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by Allied and shall survive the making by Allied of the investment, regardless of any investigation made by Allied or on its behalf and shall continue in full force and effect as long as the principal of or any accrued interest on the Debenture or any other amount payable under this Agreement or the Subsidiary Guaranty is outstanding and unpaid. The provisions of
Section 8.6 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Debenture, the invalidity or unenforceability of any term or provision of this Agreement or any other Investment Document, or any investigation made by or on behalf of Allied.

         SECTION 8.3 Binding Effect. This Agreement shall become effective when it shall have been executed by each of the Company, Subsidiary Guarantors and Allied, and when Allied shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         SECTION 8.4 Successors and Assigns.

                  (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Company, the Subsidiary Guarantors or Allied that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

                  (b) Neither the Company nor any Subsidiary Guarantor shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Holders, and any attempted assignment or delegation without such consent shall be null and void. Each Holder may assign all or a portion of its rights and obligations under this Agreement; provided that any such assignment shall not be made without the Company's prior written consent, which consent shall not be unreasonably withheld or delayed; provided further that the Company's consent shall not be required in the event a Default or Event of Default shall have occurred and be continuing.

         SECTION 8.5 Expenses; Indemnity.

                  (a) The Company will pay a loan origination fee of $150,000 and all out-of-pocket expenses incurred by Allied in connection with the preparation and administration of this Agreement and the other Investment Documents, or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by Allied in connection with the enforcement or protection of its rights in connection with this Agreement and the other Investment Documents, including any suit, action, claim or other activity of Allied to collect the Obligations or any portion thereof, or in connection with the Allied Investment hereunder, including the reasonable fees, charges and disbursements of Piper & Marbury L.L.P., counsel for Allied, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for Allied.

                  (b) The Company and each Subsidiary Guarantor will indemnify each Holder, and its directors, officers, employees and agents (each such Person being called an "INDEMNITEE") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and actual counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Investment Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Allied Investment and the other transactions contemplated thereby, (ii) the use of the proceeds of the Debenture, (iii) any claim, litigation investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or release of Hazardous Substances on any property owned or operated by the Company or any Subsidiary, or any Environmental Claim related in any way to the Company or any Subsidiary; provided that such indemnity shall not as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

                  (c) The provisions of this Section 8.5 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement the consummation of the transactions contemplated hereby, the repayment of the Debenture, the invalidity or unenforceability of any term or provision of this Agreement or any other Investment Document, or any investigation made by or on behalf of Allied. All amounts due under this Section
8.5 shall be payable on written demand therefor.

         SECTION 8.6 Waiver of Consequential and Punitive Damages. The Company, each Subsidiary Guarantor and each Holder hereby waive to the fullest extent permitted by law all claims to consequential and punitive damages in any lawsuit or other legal action brought by any of them against any other of them in respect of any claim among or between any of them arising under this Agreement, the other Investment Documents, or any other agreement or agreements between or among any of them at any time, including any such agreements, whether written or oral, made or alleged to have been made at any time prior to the Closing Date, and all agreements made hereafter or otherwise, and any and all claims arising under common law or under any statute of any state or the United States of America, including any thereof in contract, tort, strict liability or otherwise, whether any such claims be now existing or hereafter arising, now known or unknown. In making this waiver, each Holder, the Company and each Subsidiary Guarantor acknowledge and agree that there shall be no claims for consequential or punitive damages made by any Holder against the Company and the Subsidiary Guarantors and there shall be no claims for consequential or punitive damages made against the Holders by the Company or any Subsidiary Guarantor. The Holders, the Company and the Subsidiary Guarantors acknowledge and agree that this waiver of claims for consequential damages and punitive damages is a material element of the consideration for this Agreement.

         SECTION 8.7 Applicable Law. THIS AGREEMENT AND THE OTHER INVESTMENT DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER INVESTMENT DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE

WITH AND GOVERNED BY THE LAWS OF THE STATE OF MARYLAND (EXCLUDING MARYLAND CONFLICTS OF LAWS PROVISIONS).

         SECTION 8.8 Waivers; Amendment.

                  (a) No failure or delay of the Holders in exercising any power or right hereunder or under any other Investment Document shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Holders hereunder and under the other Investment Documents are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of this Agreement or any other Investment Document or consent to any departure by the Company or any Subsidiary Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Company and the Subsidiary Guarantors in any case shall entitle any of them to any other or further notice or demand in similar or other circumstances.

                  (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Holders.

         SECTION 8.9 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the investment, together with all fees, charges, warrants and other amounts which are treated as interest on the investment under Applicable Law (collectively the "CHARGES"), shall exceed the maximum lawful rate (the "MAXIMUM RATE") which may be contracted for, charged, taken, received or reserved by the Holders holding the investment in accordance with applicable law, the rate of interest payable in respect of the investment hereunder, together with all Charges payable in respect thereof shall be limited to the Maximum Rate.

         SECTION 8.10 Entire Agreement. This Agreement and the other Investment Documents constitute the entire contract between the parties relative to the subject matter hereof; provided that this Agreement and the other Investment Documents are subject to the Subordination Agreement. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Investment Documents. Nothing in this Agreement or in the other Investment Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Investment Documents. In the event of any conflict between this Agreement and the Subordination Agreement, the provisions of the Subordination Agreement shall control.

         SECTION 8.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY

OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER INVESTMENT DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER INVESTMENT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

         SECTION 8.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Investment Document should be held invalid, illegal or unenforceable in any way the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).

         SECTION 8.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract and shall become effective as provided in Section
8.3. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

         SECTION 8.14 Heading. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of or to be taken into consideration in interpreting, this Agreement.

         SECTION 8.15 Jurisdiction; Consent to Service of Process.

                  (a) Each of the Company and each Subsidiary Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Maryland State court or Federal court of the United States of America sitting in the State of Maryland, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Investment Documents, or for recognition or enforcement of any judgment and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in the State of Maryland or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Holders may otherwise have to bring any action or proceeding relating to this Agreement or the other Investment Documents against the Company or its properties in the courts of any jurisdiction.

                  (b) Each of the Company and each Subsidiary Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit action or proceeding arising out of or relating to this Agreement or the other Investment Documents in any Maryland State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         SECTION 8.16 Relationship of the Parties; Advice of Counsel. This Agreement provides for the making of an investment by Allied, in its capacity as an investor, in the Company, in its capacity as a borrower, and for the payment of interest and repayment of principal by the Company to Allied. The provisions herein for compliance with Financial Covenants and delivery of financial statements are intended solely for the benefit of the Holders to protect their interests as lenders in assuring payments of interest and repayment of principal, and nothing contained in this Agreement shall be construed as permitting or obligating Allied to act as a financial or business advisor or consultant to the Company, as permitting or obligating Allied to control the Company or to conduct the Company's operations, as creating any fiduciary obligation on the part of Allied to the Company, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement. Allied is not (and shall not be construed as) partner, joint venturer, alter-ego, manager, controlling person, operator or other business participant of any kind of the Company or any Subsidiary Guarantor; neither Allied nor the Company nor any Subsidiary Guarantor intends that Allied assume such status, and, accordingly, Allied shall not be deemed responsible for (or a participant in) any acts or omissions of the Company or any Subsidiary Guarantor. Each of Allied, the Company and each Subsidiary Guarantor represents and warrants to the other that it has had the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and with respect to all matters contained herein.

         SECTION 8.17 Representations of Allied Regarding Investment.

                  (a) Purchase for Investment. Each Holder represents that it is purchasing the Debenture for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof; provided that the disposition of its property shall at all times be within its control. Each Holder understands that its Debenture has not been registered under the Securities Act or applicable state securities laws and may be resold only if registered pursuant to the provisions of the Securities Act and applicable state securities laws or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Debenture.

                  (b) Source of Funds. Each Holder represents that at least one of the following statements is an accurate representation as to each source of funds (a "SOURCE") to be used by it to pay the purchase price of the Debenture to be purchased by it hereunder:

                  (i) the Source is an "insurance company general account" as defined in United States Department of Labor Prohibited Transaction Exemption ("PTE") 95-60 (60 FR 35925, July 12, 1995) and in respect thereof each Holder represents that there is no "employee benefit plan" (as defined in section 3(3) of ERISA and section 4975(e)(1) of the Code, treating as a single plan all plans maintained by the same employer or employee organization or affiliate thereof) with respect to which the amount of the general account reserves and liabilities of all contracts held by or on behalf of such plan exceeds 10% of the total reserves and liabilities of such general account (exclusive of separate account liabilities plus surplus, as set forth in the National Association of Insurance Commissioners' Annual Statement filed with each Holder's state of domicile and that such acquisition is eligible for and satisfies the other requirements of such exemption; or

                  (ii) if the Holder is an insurance company, the source does not include assets allocated to any separate account maintained by it in which any employee benefit plan (or its related trust) has any interest, other than a separate account that is maintained solely in connection with such Holder's fixed contractual obligations under which the amounts payable, or credited, to such plan and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account; or

                  (iii) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as either Holder has disclosed to the Company in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

                  (iv) the Source constitutes assets of an "investment fund" (within the meaning of part V of PTE 84-14 (the "QPAM EXEMPTION")) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (d); or

                  (v)        the Source is a governmental plan; or

                  (vi) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (vi); or

                  (vii) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 8.17, the terms "EMPLOYEE BENEFIT PLAN," "GOVERNMENTAL PLAN" and "SEPARATE ACCOUNT" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

                  (c) Investment Representation. Each Holder acknowledges that it has been provided access to all information requested by it in order to evaluate the merits and risks of the transactions contemplated by this Agreement. Without limiting the effect of the Company's representations and warranties elsewhere in this Agreement, each Holder has relied solely upon the advise of its own counsel, accountant and other advisors, with regard to the legal, investment, tax and other considerations regarding the Allied Investment.

                         THIS PAGE INTENTIONALLY BLANK.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers under seal as of the day and year first above written.

ATTEST:                                 COMPANY:

                                        PHYSICIANS' SPECIALTY CORP.
                                        a Delaware corporation


                                        By:                               (SEAL)
---------------------------------           ------------------------------
Name:                                       Name:
Title:                                      Title:

ATTEST:                                 ALLIED:

                                        ALLIED CAPITAL CORPORATION
                                        a Maryland corporation


                                        By:                               (SEAL)
---------------------------------           ------------------------------
Name:                                       Name:
Title:                                      Title:

                             EXHIBITS AND SCHEDULES



                   Schedule 4.4          Consents and Approvals

                   Schedule 4.6          Exceptions to Financial Statements

                   Schedule 4.7          Permitted Junior Debt

                   Schedule 4.9          Ownership and Control of Company

                   Schedule 4.11         Ownership of Properties

                   Schedule 4.12         Subsidiaries

                   Schedule 4.13         Litigation

                   Schedule 4.14         Material Contracts

                   Schedule 4.21         Insurance

                   Schedule 6.3          Liens

                   Schedule 6.5          Investments

                   Schedule 6.6(c)       Permitted Junior Debt to be paid in common stock

                   Schedule 6.7          Transactions with Affiliates